Exhibit 10.1

November 8, 2013

Private and Confidential

Mr. Mark Wetzel

1231 Ingleside Avenue

McLean, VA 22101

Re:	Employment as Chief Financial Officer and Treasurer

Dear Mark:

On behalf of Aviv REIT, Inc., I am pleased to extend to you this offer of full time employment for the above referenced position under the below listed general terms and conditions. If you are in agreement with these terms, please sign on the line provided below and forward this letter to me on November 8, 2013.

Position: Chief Financial Officer and Treasurer (“CFO”). You will be employed by Aviv Asset Management, L.L.C., as is the case with all other company employees, and will also hold the title of CFO of Aviv REIT, Inc.

Reporting: Craig Bernfield, Chairman and Chief Executive Officer (“CEO”).

Responsibilities: You will work with all key members of management, including Craig Bernfield, CEO, and Steven Insoft, President. Your responsibilities are outlined in Appendix I.

Anticipated Start Date: You will assume the position of CFO on a date to be mutually agreed upon, and you will begin your full time employment with the company in Chicago, Illinois on a date to be mutually agreed upon.

Office Location: You will work at the company’s offices in Chicago, currently located at 303 W. Madison Street, Suite 2400, Chicago, Illinois 60606.

Sign-On Cash Payment: You will receive a lump sum cash payment of $249,000, payable on February 1, 2014, subject to your continuous employment with Aviv through such date.

Replacement of Unvested Options and RSUs and Sign-On Equity:

(i) Replacement Equity. In replacement of your current unvested options and restricted stock units (“RSUs”), on the first day of your employment, you will receive a grant of Aviv time-vested RSUs equal to $1,800,000 that will vest in 3 equal installments on March 1, 2014, March 1, 2015 and March 1, 2016, consistent with the vesting schedule for your current unvested options and RSUs.

(ii) Sign-On Equity. In addition, on the first day of your employment, you will receive a sign-on grant of Aviv time-based RSUs equal to $500,000 that will vest in 3 equal installments on the first through third one-year anniversaries of the first day of your employment.

For each of these grants, the number of time-vested RSUs awarded will be based on the 20 day trailing average closing share price of Aviv common stock prior to the grant date. Any sale of vested RSUs will be subject to the management lock-up that expires on March 20, 2014 and the terms of Aviv’s LTIP and forms of agreement (described below).

Employment Agreement: We are prepared to enter into an employment agreement on substantially the same terms as your current employment agreement, as modified to address the provisions already described in this letter, with the following exceptions:

(i)	in the event of your termination by Aviv without cause or by you for good reason you will not receive a pro rata annual incentive award, as Aviv’s annual incentive program requires employment through the last day of the calendar year to be eligible for such an award;

(ii)	the employment agreement will expire at the end of 4 years without extension terms, but the Aviv RSU award agreements do provide for accelerated vesting and other provisions in connection with certain change of control events;

(iii)	you will be required to sign Aviv’s form of officer Indemnification Agreement; and

(iv)	the restrictive covenant, release of claims, governing law and arbitration provisions will be tailored to conform to Aviv’s business and Illinois law, and your requirement to maintain confidentiality will continue indefinitely.

A draft of your proposed Employment Agreement with Aviv is attached hereto as Appendix II.

Annual Base Salary: Your base salary for the remainder of 2013 will be based on an annual base salary of $345,000, payable in accordance with the company’s bi-weekly payroll practice. For 2014, you will receive an increase in your annual base salary proportional to any increase in annual base salary given to Steven Insoft, President.

Annual Incentive: In 2014, you will be eligible for an annual incentive cash payment of 60% of your base salary consistent with your current level of annual incentive, or $207,000, with a potential to earn 2 times that amount based on successful achievement of defined company performance, subject to the terms and conditions of the company’s annual incentive program, described in Appendix III. Please see Appendix IV for a summary of your total direct compensation including your long term incentive compensation described in the next paragraph.

Long Term Incentive Compensation: You will be eligible to participate in the company’s long term incentive program (“LTIP”). Your 2014 grant will be based on a target value of $750,000 to be granted at the time grants are made to all other employees, typically in the first quarter of 2014. As more specifically described in Appendix III, 25% of your LTIP grant will be in the form of RSUs, subject to 3-year time-based cliff vesting. The balance of your grant, or 75%, will be subject to performance based vesting over a 3-year period. The actual number of performance-based RSUs that may vest is up to two times the original number granted, depending on Aviv’s performance, as more fully described in Appendix II. Dividends will be paid in stock retroactively at the time the RSUs vest, which we understand is different from your current arrangement. Forms of the time-vested and performance-vested RSU award agreements are attached in Appendix III.

Relocation: Beginning with the effective date of your employment, and continuing until August 15, 2014, you will spend not less than 4 days a week working in our office in Chicago, with the company paying for your travel, hotel and other reasonable expenses. You will otherwise be working on a full-time basis commensurate with your role as CFO of the company. It is our mutual goal to have you working full time in Chicago before August 15, 2014.

Relocation Benefits: In connection with your relocation, the company will reimburse you for reasonable moving expenses related to the movement of your household goods from your current home in McLean, Virginia to your new home in the Chicago area. The company will pay for all air and hotel expenses for a reasonable number of visits to Chicago for your spouse and family to find a residence.

Annual Vacation Leave: During your employment, you will be eligible for 4 weeks annual vacation leave, earned in accordance with the company’s policy.

Other Paid Time Off: During your employment, you will be eligible for 6 sick or personal days annually, in accordance with the company’s policy.

Health Insurance: During your employment, you will be eligible to participate in the company’s health plan, according to the enrollment schedule and the terms and conditions of the plan. The company will pay for the cost of your insurance. Family coverage is available at your expense. Coverage is subject to a 60-day waiting period.

Dental Insurance: During your employment, you will be eligible to participate in the company’s dental plan, according to the enrollment schedule and the terms and conditions of the plan. The company will pay for the cost of your insurance. Family coverage is available at your expense. Coverage is subject to a 60-day waiting period.

401(k): Subject to a 90-day waiting period, you will be eligible to participate in a 401(k) plan, up to the limit provided by and in accordance with the terms and conditions of the plan.

Policies and Procedures: You will receive and be asked to sign the company’s policies and procedures, code of conduct and code of ethics, a copy of which will be provided to you. These policies and procedures will govern your employment with the company.

Very truly yours,

/s/ Craig Bernfield
Craig Bernfield
Chairman and Chief Executive Officer

Accepted:

/s/ Mark Wetzel	November 8, 2013
Mark Wetzel

Exhibit 10.1

Appendix I

Outline of Responsibilities

Appendix I

Outline of Responsibilities

•	Role

•	Advise CEO on strategic areas of focus outlined below.

•	Collaborate with other members of management in all major business areas as outlined below.

•	Participate on Executive Management Committee with President & COO; EVP, Administration and EVP, General Counsel.

•	Participate in weekly management and investment committee meetings.

•	Collaborate with CEO and President on all strategic matters and strategic planning in relation to the growth of the business and the execution of the business plan.

•	Capital Markets

•	Oversee, mentor and collaborate with direct reports: David Smith, Managing Director, Investor Relations; and Mark Kaczmarczyk, Managing Director, Capital Markets.

•	Drive capital plan across debt and equity.

•	Help to establish company positioning within capital markets.

•	Oversee investor relations function.

•	Establish and drive the creation of a dynamic capital plan that finances the execution of our annual business plan.

•	Lead bond and other debt offerings.

•	Oversee relationships with rating agencies, bank participants and analysts.

•	Actively participate in conferences on behalf of the firm.

•	Oversee company corporate finance model.

•	Treasury

•	Provide ongoing cash forecast.

•	Establish and utilize corporate forecasting model in order to anticipate near term liquidity issues as well as needed capital raises.

•	Accounting and Financial Reporting

•	Oversee and collaborate with direct report Donna O’Neill, Chief Accounting Officer.

•	Collaborate with CAO as primary relationship contacts with auditors and audit committee.

•	Responsible for oversight of SOX related compliance.

•	Oversight of quarterly SEC filings and other public disclosures.

•	Stay abreast of key accounting changes and peer group guidance shifts.

•	Coordinate capital markets and accounting personnel on all material impending capital and investment pipeline topics so as to ensure financial control over F/S reporting.

•	Responsible for monitoring debt covenants and compliance.

•	Initiate, manage and finalize yearly budgeting. Work with President in business planning and strategy process.

•	Real Estate Capital and Investment Program, Asset Management

•	Interact with President & COO and the entire investment team in order to effectively capital plan to accommodate acquisition and long term capital reinvestment program.

•	Work with President & COO in managing risk appetite of investment team (balance/diversity of the portfolio, financing and loan maturities, etc.).

Exhibit 10.1

Appendix II

Aviv Employment Agreement

Appendix II

MARK L. WETZEL

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is dated as of November 8, 2013, by and between Aviv Asset Management, L.L.C., a Delaware limited liability company (the “Company”), and Mark L. Wetzel (the “Executive”).

WHEREAS, the Company desires to employ the Executive as its Chief Financial Officer and the Executive desires to accept such employment, on the terms set forth below.

Accordingly, the parties hereto agree as follows:

1. Term. The Company hereby employs the Executive, and the Executive hereby accepts such employment for a term commencing as of the date that the Executive commences employment with the Company, and ending on the fourth anniversary of this Agreement, unless sooner terminated in accordance with the provisions of Section 4 or Section 5 (the period during which the Executive is employed hereunder being hereinafter referred to as the “Term”). The parties expressly agree that designation of a Term in this Agreement does not in any way limit the right of the parties to terminate this Agreement at any time as hereinafter provided.

2. Duties.

2.1 Services as an Employee. The Executive, in his capacity as Chief Financial Officer and Treasurer shall faithfully perform for the Company the duties of said office and shall perform such other duties of an executive, managerial or administrative nature, within the scope of authority commensurate with a chief financial officer and treasurer of a public company, as shall be specified and designated from time to time by the Company’s Chief Executive Officer (including the performance of services for its publicly-traded parent, Aviv REIT, Inc. (“Aviv REIT”) and holding the title of Chief Financial Officer and Treasurer of Aviv REIT), and the other subsidiaries and affiliates of the Company without any additional compensation). The Executive shall report to the Chief Executive Officer. The Executive shall devote substantially all of the Executive’s business time and effort to the performance of the Executive’s duties hereunder. In no event shall the prior sentence prohibit the Executive from (i) performing charitable activities, (ii) delivering lectures at educational institutions or professional or corporate associations, or (iii) any other activities approved in advance by the Chief Executive Officer, so long as such activities do not contravene the prior sentence. Without the prior approval of the Chief Executive Officer, Executive shall not serve in any executive capacity or as a member of the governing board of any private or public for-profit company. Executive’s principal place of employment shall be at the principal executive offices of the Company in Chicago, Illinois.

2.2 Additional Agreements. Simultaneously with the execution of this Agreement, the Company and the Executive shall enter into an Indemnification Agreement in substantially the form attached as Exhibit A (the “Indemnification Agreement”).

3. Compensation and Benefits.

3.1 Salary. The Company shall pay the Executive during the Term an annual salary at the rate of Three Hundred Forty-Five Thousand Dollars ($345,000) per annum (the “Annual Salary”), payable at times and in the manner consistent with the Company’s general policies for its senior executives and subject to regular deductions and withholdings as required by law. The Annual Salary may be increased annually by an amount as may be approved by the Board of Directors of Aviv REIT (the “Board”) or the Compensation Committee of the Board (the “Compensation Committee”), and, upon such increase, the increased amount shall thereafter be deemed to be the Annual Salary for purposes of this Agreement. Under no circumstances shall the Annual Salary be reduced below the Annual Salary paid to the Executive in the immediately preceding twelve (12) month period without the Executive’s consent, other than, beginning on the 18th month anniversary of the commencement of the Term, for across-the-board reductions generally applicable to the Company’s senior executives.

3.2 Incentive Compensation. The Executive will be eligible to participate in any short-term and long-term incentive compensation plans, annual bonus plans and such other management incentive programs or arrangements of the Company approved by the Board or Compensation Committee that are generally available to the Company’s senior executives. Any incentive compensation shall be subject to, and paid in accordance with, the terms and conditions of the applicable plans, programs and arrangements.

(i) Short-Term Incentive Compensation. During the Term, the Executive shall be entitled to participate in the Company’s short-term incentive compensation plan (a “STIP”), with such opportunities as may be determined by the Compensation Committee in its sole discretion (each, a “Target Bonus”); provided, however, that for the bonus year ending December 31, 2014 and thereafter, the Executive shall have a Target Bonus opportunity of 60% of the Executive’s Annual Salary, with a maximum opportunity of 120% (as may be increased but not decreased, except for across-the-board reductions generally applicable to the Company’s senior executives from time to time). The Executive’s sign-on cash payment is set forth in the section of the Offer Letter, executed by the Company and the Executive simultaneously with this Agreement (the “Offer Letter”), entitled “Sign-On Cash Payment.”

(ii) Long-Term Incentive Compensation. During the Term, the Executive shall be entitled to participate in the Company’s long-term incentive compensation plan with such opportunities, if any, as may be determined by the Compensation Committee. During the Term, equity awards granted by the Compensation Committee would be subject to the terms of the respective award agreements evidencing such grants, as such terms are determined by the Compensation Committee, and the applicable plan or program.

(iii) Payment. Payments under any of the Company’s incentive and other compensation plans, if earned, shall be paid when incentive compensation is paid to the Company’s senior executives in accordance with the terms of the applicable plans, programs or arrangements.

3.3 Equity-Based Awards. Effective on the date that the Executive begins employment, the Company shall issue to the Executive, and the Executive agrees to accept, the equity awards described in the section of the Offer Letter entitled “Replacement of Unvested Options and RSUs and Sign-On Equity.”

3.4 Benefits – In General. The Executive shall be permitted during the Term to participate in any group life, hospitalization or disability insurance plans, medical, dental, vision and other health programs, 401(k) retirement savings plan and similar benefits that may be available to other senior executives of the Company generally, on the same terms as may be applicable to such other executives, in each case to the extent that the Executive is eligible under the terms of such plans or programs.

3.5 Vacation. During the Term, the Executive shall be entitled to (i) vacation of twenty (20) working days per year, (ii) sick and personal leave available to other senior executives of the Company generally, and (iii) holidays recognized by the Company. The Executive’s entitlement to vacation and sick and personal leave will be subject to the Company’s accrual and carry-over rules applicable to senior executives of the Company generally.

3.6 Expenses. The Company shall pay or reimburse the Executive for all ordinary and reasonable out-of-pocket expenses actually incurred (and, in the case of reimbursement, paid) by the Executive during the Term in the performance of the Executive’s services under this Agreement, provided that the Executive submits such expenses for payment or reimbursement in accordance with the policies applicable to senior executives of the Company generally.

3.7 Relocation and Other Expenses.

(i)	Executive shall be required to relocate to the greater Chicago, Illinois metropolitan area no later than August 15, 2014.

(ii)	In connection with such relocation, the Executive shall be entitled to the benefits described in the sections of the Offer Letter entitled “Relocation” and “Relocation Benefits.”

4. Termination Due to Death or Disability.

4.1 Death. In the event of Executive’s death, all obligations of the Company and Executive under Sections 1 through 3 will immediately cease except for obligations which expressly continue after death, and the Company will pay Executive’s beneficiary or estate, and Executive’s beneficiary or estate will be entitled to receive, the following:

(i)	Executive’s Compensation Accrued at Termination (as defined in section 6.3);

(ii)	In lieu of any cash bonus payment under Section 3.2 for the year in which Executive dies, and without duplication with respect to Compensation Accrued at Termination to which Executive is entitled, a Partial Year Bonus (as defined in Section 6.6);

(iii)	(A) All stock options, common stock subject to forfeiture, Restricted Stock Units (“RSUs”) and other equity awards held by Executive at the time of his death that would have become vested and exercisable or free from repurchase restrictions, as applicable, during the twelve (12) month period commencing on the date of death if Executive had remained employed during such period shall become fully vested and exercisable or free from repurchase restrictions or other risk of forfeiture, as applicable, and all other terms of such awards shall be governed by the plans, programs, agreements and other documents pursuant to which such equity awards were granted; and;

(iv)	All other rights under any other compensatory or benefit plan shall be governed by the terms and conditions of such plan. In addition, at the Company’s expense, Executive’s spouse and dependent children shall be entitled to continuation of health insurance coverage (i.e., medical, dental and vision) for a period of one (1) year.

4.2 Disability. The Company may terminate the employment of Executive hereunder due to the Disability (as defined in Section 6.4) of Executive. Upon termination of employment, all obligations of the Company and Executive under Sections 1 through 3 will immediately cease and the Company will pay Executive, and Executive will be entitled to receive, the following:

(i)	Executive’s Compensation Accrued at Termination;

(ii)	In lieu of any cash bonus payment under Section 3.2 for the year in which Executive becomes disabled, and without duplication with respect to Compensation Accrued at Termination to which Executive is entitled, a Partial Year Bonus;

(iii)	(A) All stock options, common stock subject to forfeiture, RSU and other equity awards held by Executive at the time that Executive’s employment was terminated based on Executive’s Disability that would have become vested and exercisable or free from repurchase restrictions, as applicable, during the twelve (12) month period commencing on the date of termination if Executive had remained employed during such period shall become fully vested and exercisable or free from repurchase restrictions or other risk of forfeiture, as applicable, and all other terms of such awards shall be governed by the plans, programs, agreements and other documents pursuant to which such equity awards were granted;

(iv)	Disability benefits shall be payable, if the Executive qualifies for such benefits, in accordance with the Company’s plans, programs and policies; and

(v)	All other rights under any other compensatory or benefit plan shall be governed by the terms and conditions of such plan. In addition, at the Company’s expense, Executive and his spouse and dependent children shall be entitled to continuation of health insurance coverage (i.e., medical, dental and vision) for a period of one (1) year. Notwithstanding anything to the contrary, any benefits under this Section 4.2 shall be offset by any disability benefits received by the Executive.

4.3 Other Terms of Payment Following Death or Disability. Nothing in this Section 4 shall limit the benefits payable or provided in the event Executive’s employment terminates due to death or Disability under the terms of plans or programs of the Company more favorable to Executive (or his beneficiaries) than the benefits payable or provided under this Section 4 (except in the case of any cash bonus payment under Section 3.2 for the year of termination in lieu of which a Partial Year Bonus is paid hereunder), including plans and programs adopted after the date of this Agreement. Subject to Section 5.6, amounts payable under this Section 4 will be paid within 90 days following termination with Executive’s employment.

4.4 Conflicts. In the event of any conflict between the terms of this Section 4 and the terms of any then-applicable plans or programs of the Company, the terms of this Agreement shall control.

5. Termination of Employment For Reasons Other Than Death or Disability.

5.1 Termination by the Company for Cause or Due to Expiration of the Term. The Company may terminate the employment of Executive hereunder for Cause (as defined in Section 6.1) at any time or due to expiration of the Term. At the time Executive’s employment is terminated for Cause or due to expiration of the Term, all obligations of the Company and Executive under Sections 1 through 3 will immediately cease, and the Company will pay Executive, and Executive will be entitled to receive, the following:

(i)	Executive’s Compensation Accrued at Termination;

(ii)	The vesting and, as applicable, exercisability of stock options, RSUs, common stock subject to forfeiture and other equity awards held by Executive at termination of employment and all other terms of such awards shall be governed by the plans, programs, agreements and other documents pursuant to which such awards were granted; and

(iii)	All other rights under any other compensatory or benefit plan shall be governed by the terms and conditions of such plan.

5.2 Termination by Executive Other Than For Good Reason. Executive may terminate his employment hereunder voluntarily for reasons other than Good Reason (as defined in Section 6.5) at any time upon at least 30 days’ written notice to the Company. At the time Executive’s employment is terminated by Executive other than for Good Reason, all obligations of the Company and Executive under Sections 1 through 3 will immediately cease, and the Company will pay Executive, and Executive will be entitled to, the same compensation and rights specified in Section 5.1.

5.3 Termination by the Company Without Cause. The Company may terminate the employment of Executive hereunder without Cause upon at least 30 days’ written notice to Executive. At the time Executive’s employment is terminated by the Company (i.e., at the expiration of such notice period), all remaining obligations of the Company and Executive under Sections 1 through 3 will immediately cease (except as expressly provided below), and the Company will pay Executive, and Executive will be entitled to receive, the following:

(i)	Executive’s Compensation Accrued at Termination;

(ii)	A single severance payment in cash in an aggregate amount equal to two (2) times the sum of (i) the Annual Salary plus (ii) the average of the three (3) most recent payments under the Company’s STIP, if any, or amounts approved for payment under the Company’s STIP to Executive (or, if fewer than three STIP payments have been paid or approved for payment to Executive, the highest payment, if any, paid or approved for payment to Executive during the Term);

(iii)	All stock options, common stock subject to forfeiture, RSUs and other equity awards held by Executive at termination of employment shall become fully vested and exercisable or free from repurchase restrictions or other risk of forfeiture, as applicable, and all other terms of such awards shall be governed by the plans, programs, agreements and other documents pursuant to which such equity awards were granted;

(iv)	Any performance objectives upon which the earning of performance-based restricted stock, RSUs, other equity awards and other long-term incentive awards (including cash awards) is conditioned shall be deemed to have been met at the target level at the date of termination, and paid on a pro-rata basis based on the time completed during the performance period; and

(v)	All other rights under any other compensatory or benefit plan shall be governed by such plan. In addition, at Company’s expense, Executive and his spouse and dependent children shall be entitled to continuation of health insurance coverage (i.e., medical, dental and vision) under the Company’s group health plan(s) in which the Executive was participating on the date of termination or if such plan(s) have been terminated, in the plan(s) in which senior executives of the Company participate for a period of twelve (12) months after the date Executive’s employment terminates.

Payments and benefits under this Section 5.3 are subject to Section 5.6.

5.4 Termination by Executive for Good Reason. Executive may terminate his employment hereunder for Good Reason upon 30 days’ written notice to the Company which notice must be given within 90 days of the Executive’s actual knowledge of the occurrence of the condition that is the basis for such Good Reason; provided, however, that if the basis for such Good Reason is correctible and the Company has corrected the basis for such Good Reason within 30 days after receipt of such notice, Executive may not then terminate his employment for Good Reason with respect to the matters addressed in the written notice. At the time Executive’s employment is terminated by Executive for Good Reason (i.e., at the expiration of such notice period), all obligations of the Company and Executive under Sections 1 through 3 will immediately cease (except as expressly provided below), and the Company will pay Executive, and Executive will be entitled to receive, the same compensation and rights specified in Section 5.3(i) – (v) and subject to Section 5.6.

If any payment or benefit under this Section 5.4 is based on Annual Salary or other level of compensation or benefits at the time of Executive’s termination and if a reduction in such Annual Salary or other level of compensation or benefit was the basis for Executive’s termination for Good Reason, then the Annual Salary or other level of compensation in effect before such reduction shall be used to calculate payments or benefits under this Section 5.4.

5.5 Other Terms Relating to Certain Terminations of Employment. In the event Executive’s employment terminates for any reason set forth in Section 5.1 through 5.4, Executive will be entitled to the benefit of any terms of plans or agreements applicable to Executive which are more favorable than those specified in this Section 5 (except without duplication of payments or benefits, including in the case of any cash bonus payment under Section 3.2 for the year of termination in lieu of which a Partial Year Bonus is paid hereunder). Except as otherwise provided under Section 5.6, amounts payable under this Section 5 following Executive’s termination of employment, other than those expressly payable on a deferred or installment basis, will be paid within 90 days after such a termination of employment. All expenses reimbursable pursuant to Section 3.6 shall be reimbursed by the end of the calendar year after the calendar year in which the expense was incurred. Notwithstanding the foregoing, in no event shall Executive’s entitlement to additional benefits under any other Company plan, policy or program replace or be a substitute for, or change the time or form of payment of, the benefits provided under this Agreement.

5.6 Limitations Under Code Section 409A. Anything in this Agreement to the contrary notwithstanding, if (A) on the date of termination of Executive’s employment with the Company or a subsidiary or affiliate, any of Aviv REIT’s stock is publicly traded on an established securities market or otherwise (within the meaning of Section 409A(a)(2)(B)(i) of the Internal

Revenue Code, as amended (the “Code”)), (B) Executive is determined to be a “specified employee” within the meaning of Section 409A(a)(2)(B) of the Code, (C) the payments exceed the amounts permitted to be paid pursuant to Treasury Regulations section 1.409A-1(b)(9)(iii) and (D) such delay is required to avoid the imposition of the tax set forth in Section 409A(a)(1) of the Code as a result of such termination, the Executive would receive any payment that, absent the application of this Section 5.6, would be subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(2)(B)(i) of the Code (such additional tax, together with any such interest and penalties, are hereinafter referred to as the “Additional Tax”), then no such payment shall be payable prior to the date that is the earliest of (1) 6 months after the Executive’s termination date, (2) the Executive’s death or (3) such other date as will cause such payment not to be subject to such interest and additional tax (with a catch-up payment equal to the sum of all amounts that have been delayed to be made as of the date of the initial payment plus interest equal to the rate provided in Section 1274(b)(2)(B) of the Code).

It is the intention of the parties that payments or benefits payable under this Agreement not be subject to Additional Tax. To the extent such potential payments or benefits could become subject to such Section, the parties shall cooperate to amend this Agreement with the goal of giving the Executive the economic benefits described herein in a manner that does not result in such tax being imposed.

6. Definitions Relating to Termination Events.

6.1 “Cause”. For purposes of this Agreement, “Cause” shall mean Executive’s:

(i)	conviction of a felony (other than a violation of traffic laws) or a crime involving moral turpitude;

(ii)	willful commission of any act of theft, fraud (including with respect to the Company’s accounting records and financial statements), embezzlement or misappropriation against the Company or one of its subsidiaries or affiliates;

(iii)	willful and continued failure to substantially perform Executive’s duties hereunder (other than such failure resulting from Executive’s incapacity due to physical or mental illness), which failure is not remedied within 30 calendar days after written demand for substantial performance is delivered by the Company which specifically identifies the manner in which the Company believes that Executive has not substantially performed Executive’s duties; or

(iv)	violation of the Company’s code of conduct or code of ethics.

No act, or failure to act, on the part of Executive shall be deemed “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a copy of the resolution duly adopted by the Board finding that, in the good faith opinion of the Board, Executive was found to have engaged in the conduct set forth above.

6.2 “Change in Control”. For purposes of this Agreement, a “Change in Control” means the following:

i.	A transaction or series of transactions whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities

Exchange Act of 1934, as amended (the “Exchange Act”)) (other than Aviv REIT, any of its subsidiaries or affiliates, an employee benefit plan maintained by Aviv REIT or any of its subsidiaries or affiliates or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, Aviv REIT) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of Aviv REIT and immediately after such acquisition possesses more than 50% of the total combined voting power of Aviv REIT’s securities outstanding immediately after such acquisition; or

ii.	During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with Aviv REIT to effect a transaction described in Section 6.2(i) hereof or Section 6.2(iii) hereof) whose election by the Board or nomination for election by Aviv REIT’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

iii.	The consummation by Aviv REIT (whether directly involving Aviv REIT or indirectly involving Aviv REIT through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of Aviv REIT’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(A)	Which results in Aviv REIT’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of Aviv REIT or the person that, as a result of the transaction, controls, directly or indirectly, Aviv REIT or owns, directly or indirectly, all or substantially all of Aviv REIT’s assets or otherwise succeeds to the business of Aviv REIT (Aviv REIT or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(B)	After which no person or group (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act) voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 6.2(iii)(B) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in Aviv REIT prior to the consummation of the transaction; or

iv.	Aviv REIT’s stockholders approve a liquidation or dissolution of Aviv REIT and all material contingencies to such liquidation or dissolution have been satisfied or waived.

6.3 “Compensation Accrued at Termination”. For purposes of this Agreement, “Compensation Accrued at Termination” means the following:

(i)	The accrued and unpaid portion of the Annual Salary at the rate payable, in accordance with Section 3.1 hereof, at the date of Executive’s termination of employment, through such date of termination, payable in accordance with the Company’s regular pay schedule;

(ii)	Except as otherwise provided in this Agreement, all earned and unpaid and/or vested, nonforfeitable amounts owing or accrued at the date of Executive’s termination of employment under any compensation and benefit plans, programs, and arrangements set forth or referred to in Sections 3.2, 3.3 and 3.4 hereof in which Executive theretofore participated, payable in accordance with the terms and conditions of the plans, programs, and arrangements (and agreements and documents thereunder) pursuant to which such compensation and benefits were granted or accrued;

(iii)	Reasonable business expenses and disbursements incurred by Executive prior to Executive’s termination of employment, to be reimbursed to Executive, as authorized under Section 3.6, in accordance the Company’s reimbursement policies as in effect at the date of such termination; and

(iv)	To the extent consistent with the Company’s policies for executives generally, compensation for vacation time accrued but unused at the date of the Executive’s termination of employment.

6.4 “Disability”. For purposes of this Agreement, “Disability” means the Executive is unable due to a physical or mental condition to perform the essential functions of his position with or without reasonable accommodation for six (6) months in the aggregate during any twelve (12) month period or based on the written certification by two licensed physicians of the likely continuation of such condition for such period, one selected by the Company or its insurance carrier and the other selected by the Executive or his legal representative. This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, Section 409A of the Code and other applicable law.

6.5 “Good Reason”. For purposes of this Agreement, “Good Reason” shall mean, without Executive’s express written consent, the occurrence of any of the following circumstances unless, if correctable, such circumstances are fully corrected within 30 days of the notice of termination given in respect thereof:

(i)	The assignment to Executive of duties materially inconsistent with Executive’s position and status hereunder, or an alteration, materially adverse to Executive, in the nature of Executive’s duties, responsibilities or authorities, Executive’s positions or the conditions of Executive’s employment from those specified in Section 2 or otherwise hereunder (other than inadvertent actions which are promptly remedied), including, without limitation, the relocation of Executive’s place of employment further than 50 miles from the Company’s current headquarters location or the assignment of Executive to any place of employment other than the Company’s headquarters; except the foregoing shall not constitute Good Reason if occurring in connection with the termination of Executive’s employment for Cause, Disability, as a result of Executive’s death, or as a result of action by or with the consent of Executive;

(ii)	a material reduction by the Company in Executive’s Annual Salary, other than for across-the-board reductions generally applicable to the Company’s senior executives; provided that any reduction of five percent (5%) or less shall not be deemed material;

(iii)	the failure of the Company to obtain a written agreement from any successor to the Company to fully assume the Company’s obligations and to perform under this Agreement; or

(iv)	any other failure by the Company to perform any material obligation under, or breach by the Company of any material provision of, this Agreement.

6.6 “Partial Year Bonus”. For purposes of this Agreement, a “Partial Year Bonus” is an amount equal to the Executive’s Target Bonus, multiplied by a fraction the numerator of which is the number of days Executive was employed in the year of termination (disregarding any period of Disability during that year) and the denominator of which is the total number of days in the year of termination.

7. Excise Tax-Related Provisions. The payments and benefits that the Executive may be entitled to receive under this Agreement and other payments and benefits that the Executive is or may be entitled to receive under other plans, agreements and arrangements (which, together with the benefits provided under this Agreement, are referred to as “Payments”), may constitute Parachute Payments that are subject to Sections 280G and 4999 of the Code. As provided in this Section 7, the Parachute Payments will be reduced if, and only to the extent that, a reduction will allow the Executive to receive a greater Net After Tax Amount (as defined below) than the Executive would receive absent a reduction.

(i)	The Accounting Firm (as defined below) will first determine the amount of any Parachute Payments that are payable to the Executive. The Accounting Firm also will determine the Net After Tax Amount attributable to the Executive’s total Parachute Payments.

(ii)	The Accounting Firm will next determine the largest amount of Payments that may be made to the Executive without subjecting the Executive to tax under Section 4999 of the Code (the “Capped Payments”). Thereafter, the Accounting Firm will determine the Net After Tax Amount attributable to the Capped Payments.

(iii)	The Executive will receive the total Parachute Payments or the Capped Payments, whichever provides the Executive with the higher Net After Tax Amount. If the Executive will receive the Capped Payments, the total Parachute Payments will be adjusted by first reducing the amount of any noncash benefits under this Agreement or any other plan, agreement or arrangement (with the source of the reduction to be directed by the Company) and then by reducing the amount of any cash benefits under this Agreement or any other plan, agreement or arrangement (with the source of the reduction to be directed by the Company). The Accounting Firm will notify the Executive and the Company if it determines that the Parachute Payments must be reduced to the Capped Payments and will send the Executive and the Company a copy of its detailed calculations supporting that determination.

(iv)

As a result of the uncertainty in the application of Sections 280G and 4999 of the Code at the time that the Accounting Firm makes its determinations under this Section 7, it is possible that amounts will have been paid or distributed to the Executive that should not have been paid or distributed under this Section 7 (“Overpayments”), or that additional amounts should be paid or distributed to the Executive under this Section 7 (“Underpayments”). If the Accounting Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against the Company or the Executive, which assertion the Accounting Firm believes has a high probability of success or controlling precedent or substantial authority, that an Overpayment has been made, the Executive must repay to the Company, without interest, the amount of the Overpayment; provided, however, that no amount will be payable by the Executive to the Company unless, and then only to the extent that, the payment would either reduce the amount on which the Executive is subject to tax under Section 4999 of the Code or generate a refund of tax imposed under Section 4999 of the Code. If the Accounting Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the Accounting Firm will notify the Executive and the Company of that determination and the amount of that Underpayment will be paid to the Executive promptly by the Company.

For purposes of this Section 7, the term “Accounting Firm” means the independent accounting firm engaged by the Company immediately before a Change in Control. For purposes of this Section 7, the term “Net After Tax Amount” means the amount of any Parachute Payments or Capped Payments, as applicable, net of taxes imposed under Sections 1, 3101(b) and 4999 of the Code and any State or local income taxes applicable to the Executive on the date of payment. The determination of the Net After Tax Amount shall be made using the highest combined effective rate imposed by the foregoing taxes on income of the same character as the Parachute Payments or Capped Payments, as applicable, in effect on the date of payment. For purposes of this Section 7, the term “Parachute Payment” means a payment that is described in Section 280G(b)(2) of the Code, determined in accordance with Section 280G of the Code and the regulations promulgated or proposed thereunder.

8. Non-Competition and Non-Disclosure; Executive Cooperation; Non-Disparagement.

8.1 Noncompetition Agreement. Simultaneously with the execution of this Agreement, Executive and the Company shall enter into a Non-Competition, Non-Solicitation and Confidentiality Agreement in substantially the form attached as Exhibit B (the “Non-Competition Agreement”).

8.2 Ownership of Work. Executive will promptly disclose in writing to the Company all inventions, discoveries, developments, improvements and innovations (collectively referred to as “Inventions”) that Executive has conceived or made during the Term; provided, however, that in this context “Inventions” are limited to those which (i) relate in any manner to the existing or contemplated business activities of the Company and its affiliates; (ii) are suggested by or result from Executive’s work at the Company; or (iii) result from the use of the time, materials or facilities of the Company and its affiliates. All Inventions will be the Company’s property rather than Executive’s. Should the Company request it, Executive agrees to sign any document that the Company may reasonably require to establish ownership in any Invention.

8.3 Cooperation With Regard to Litigation. Executive agrees to cooperate with the Company, during the Term and thereafter (including following Executive’s termination of employment for any reason), by making himself available to testify on behalf of the Company or any subsidiary or affiliate of the Company, in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company, or any subsidiary or affiliate of the Company, in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company, or any subsidiary or affiliate of the Company, as may be reasonably requested and after taking into account Executive’s post-termination responsibilities and obligations. The Company agrees to reimburse Executive, on an after-tax basis, for all reasonable expenses actually incurred in connection with his provision of testimony or assistance and to pay a mutually agreed hourly fee to Executive for any assistance provided after termination of Executive’s employment.

8.4 Non-Disparagement. Executive shall not, at any time during the Term and thereafter make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage or be damaging to the Company, its subsidiaries or affiliates or their respective officers, directors, employees, advisors, businesses or reputations. The members of the Board, the executive officers of the Company and any personnel who are generally responsible for communications with investors and the public (including, without limitation, the Company’s public relations and investor relations personnel) shall not, at any time during the Term and thereafter, make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally or otherwise, or take any action which may, directly or indirectly, disparage or be damaging to Executive or his reputation. The Company shall be liable for any such statement, representation, communication or action by any such member of the Board, executive officer or personnel. Notwithstanding the foregoing, nothing in this Agreement shall preclude Executive or such members of the Board, executive officers or personnel from making truthful statements that are required by applicable law, regulation or legal process, including truthful statements in connection with an action, suit or other proceeding to enforce Executive’s or the Company’s respective rights under this Agreement.

8.5 Release of Employment Claims. Executive agrees, as a condition to receipt of any termination payments and benefits provided for in Sections 4 and 5 herein (other than Compensation Accrued at Termination) (the “Termination Benefits”), that he will execute a general release in substantially the form attached hereto as Exhibit C. Notwithstanding the foregoing, in the event the period during which Executive may review and revoke the Release begins in one calendar year and ends in the following calendar year, the Release Date with respect to any amount payable under Section 4 or 5 shall be in the second calendar year, regardless of whether Executive executes the Release and the Release becomes irrevocable during the first calendar year.

8.6 Remedies. Executive agrees that any breach of the terms of this Section 8 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; Executive therefore also agrees that in the event of said breach or any threat of breach and notwithstanding Section 9 the Company shall be entitled to seek an immediate injunction and restraining order from a court of competent jurisdiction to prevent such breach and/or threatened breach and/or continued breach by Executive and/or any and all persons and/or entities acting for and/or with Executive, without having to prove damages. The availability of injunctive relief shall be in addition to any other remedies to which the Company may be entitled at law or in equity, but remedies other than injunctive relief may only be pursued in an arbitration brought in accordance with Section 9. The terms of this paragraph shall not prevent the Company from pursuing in an arbitration any other available remedies for any breach or threatened breach of this Section 8, including but not limited to the recovery of damages from

Executive. Executive hereby further agrees that, if it is ever determined, in an arbitration brought in accordance with Section 9, that willful actions by Executive have constituted wrongdoing that results in an accounting restatement due to the material noncompliance of the Company with financial reporting requirements in any report or statement filed by the Company with the U.S. Securities and Exchange Commission, then the Company, or its successor, as appropriate, may recover all of any bonus or other incentive-based or equity based compensation received by Executive during the 12-month period following the first public issuance or filing with the U.S. Securities and Exchange Commission, whichever first occurs, of the financial document embodying such financial reporting requirement, less the amount of any net tax owed by Executive with respect to such award or payment over the tax benefit to Executive from the repayment or return of the award or payment, pursuant to Sections 5.3 or 5.4. The Company or its successor may, in its sole discretion, affect any such recovery by (i) obtaining repayment directly from Executive; (ii) setting off the amount owed to it against any amount or award that would otherwise be payable by the Company to Executive; or (iii) any combination of (i) and (ii) above.

9. Governing Law; Disputes; Arbitration.

9.1 Governing Law. This Agreement is governed by and is to be construed, administered, and enforced in accordance with the laws of the State of Illinois, without regard to conflicts of law principles. If under the governing law, any portion of this Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation, ordinance, or other principle of law, such portion shall be deemed to be modified or altered to the extent necessary to conform thereto or, if that is not possible, to be omitted from this Agreement. The invalidity of any such portion shall not affect the force, effect, and validity of the remaining portion hereof. If any court determines that any provision of Section 8 is unenforceable because of the duration or geographic scope of such provision, it is the parties’ intent that such court shall have the power to modify the duration or geographic scope of such provision, as the case may be, to the extent necessary to render the provision enforceable and, in its modified form, such provision shall be enforced.

9.2 Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Cook County, Illinois by a single arbitrator in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association in effect at the time of submission to arbitration. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. For purposes of entering any judgment upon an award rendered by the arbitrator, the Company and Executive hereby consent to the jurisdiction of any or all of the following courts: (i) the United States District Court for the Northern District of Illinois, (ii) any of the courts of the State of Illinois, or (iii) any other court having jurisdiction. The Company and Executive further agree that any service of process or notice requirements in any such proceeding shall be satisfied if the rules of such court relating thereto have been substantially satisfied. The Company and Executive hereby waive, to the fullest extent permitted by applicable law, any objection which it or he may now or hereafter have to such jurisdiction and any defense of inconvenient forum. The Company and Executive hereby agree that a judgment upon an award rendered by the arbitrator may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party shall bear its or his costs and expenses arising in connection with any arbitration proceeding pursuant to this Section 9; provided, however, that the party that substantially prevails in an arbitration, as determined by the arbitrator, shall be reimbursed by the other party for all reasonable costs, including reasonable attorneys’ fees and costs, incurred by such prevailing party in connection with the arbitration, as determined by the arbitrator. Notwithstanding any provision in this Section 9, Executive shall be paid all compensation due and owing under this Agreement during the pendency of any dispute or controversy arising under or in connection with this Agreement.

9.3 Interest on Unpaid Amounts. Any amount which has become payable pursuant to the terms of this Agreement or any decision by arbitrators or judgment by a court of law pursuant to this Section 9 but which has not been timely paid shall bear interest at the prime rate in effect at the time such amount first becomes payable, as quoted by the Company’s principal bank.

9.4 LIMITATION ON LIABILITIES. IF EITHER EXECUTIVE OR THE COMPANY IS AWARDED ANY DAMAGES AS COMPENSATION FOR ANY BREACH OR ACTION RELATED TO THIS AGREEMENT, A BREACH OF ANY COVENANT CONTAINED IN THIS AGREEMENT (WHETHER EXPRESS OR IMPLIED BY EITHER LAW OR FACT), OR ANY OTHER CAUSE OF ACTION BASED IN WHOLE OR IN PART ON ANY BREACH OF ANY PROVISION OF THIS AGREEMENT, SUCH DAMAGES SHALL BE LIMITED TO CONTRACTUAL DAMAGES PLUS INTEREST ON ANY DELAYED PAYMENT AT THE LOWER OF (I) THE RATE PERMITTED BY SECTION 9.3 OR (II) THE MAXIMUM RATE PER ANNUM ALLOWABLE BY APPLICABLE LAW FROM AND AFTER THE DATE(S) THAT SUCH PAYMENTS WERE DUE AND SHALL EXCLUDE CONSEQUENTIAL DAMAGES AND PUNITIVE DAMAGES EVEN IF THE RULES REFERRED TO IN SECTION 9.2 WOULD PROVIDE OTHERWISE.

9.5 WAIVER OF JURY TRIAL. TO THE EXTENT APPLICABLE, EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL FOR ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT. This provision is subject to Section 9.2, requiring arbitration of disputes hereunder.

10. Miscellaneous.

10.1 Integration. This Agreement cancels and supersedes any and all prior agreements and understandings between the parties hereto with respect to the employment of Executive by the Company, any parent or predecessor company, and the Company’s subsidiaries during the Term, but excluding the Offer Letter and existing contracts relating to compensation under executive compensation and employee benefit plans of the Company and its subsidiaries. This Agreement and the Offer Letter constitutes the entire agreement among the parties with respect to the matters herein provided, and no modification or waiver of any provision hereof shall be effective unless in writing and signed by the parties hereto. Executive shall not be entitled to any payment or benefit under this Agreement which duplicates a payment or benefit received or receivable by Executive under such prior agreements and understandings or under any benefit or compensation plan of the Company.

10.2 Successors; Transferability. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise, and whether or not the corporate existence of the Company continues) to all or substantially all of the business and/or assets of the

Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise, and, in the case of an acquisition of the Company in which the corporate existence of the Company continues, the ultimate parent company following such acquisition. Subject to the foregoing, the Company may transfer and assign this Agreement and the Company’s rights and obligations hereunder only to another entity that is substantially comparable to the Company in its financial strength and ability to perform the Company’s obligations under this Agreement. Neither this Agreement nor the rights or obligations hereunder of the parties hereto shall be transferable or assignable by Executive, except in accordance with the laws of descent and distribution, for estate or tax planning purposes or as specified in Section 10.3.

10.3 Beneficiaries. Executive shall be entitled to designate (and change, to the extent permitted under applicable law) a beneficiary or beneficiaries to receive any compensation or benefits provided hereunder following Executive’s death.

10.4 Notices. Whenever under this Agreement it becomes necessary to give notice, such notice shall be in writing, signed by the party or parties giving or making the same, and shall be served on the person or persons for whom it is intended or who should be advised or notified, by Federal Express or other similar overnight service or by certified or registered mail, return receipt requested, postage prepaid and addressed to such party at the address set forth below or at such other address as may be designated by such party by like notice:

If to the Company:

Aviv REIT, Inc.

303 West Madison Street Suite 2400

Chicago, IL 60606

Attention: General Counsel

If to the Executive:

At the address that appears in the Company’s payroll records.

If the parties by mutual agreement supply each other with fax numbers for the purposes of providing notice by facsimile, such notice shall also be proper notice under this Agreement. In the case of Federal Express or other similar overnight service (or facsimile, if the parties supply fax numbers as described in the preceding sentence), such notice or advice shall be effective when sent, and, in the cases of certified or registered mail, shall be effective two business days after deposit into the mails by delivery to the U.S. Post Office.

10.5 Reformation. The invalidity of any portion of this Agreement shall not be deemed to render the remainder of this Agreement invalid.

10.6 Headings. The headings of this Agreement are for convenience of reference only and do not constitute a part hereof.

10.7 No General Waivers. The failure of any party at any time to require performance by any other party of any provision hereof or to resort to any remedy provided herein or at law or in equity shall in no way affect the right of such party to require such performance or to resort to such remedy at any time thereafter, nor shall the waiver by any party of a breach of any of the provisions hereof be deemed to be a waiver of any subsequent breach of such provisions. No such waiver shall be effective unless in writing and signed by the party against whom such waiver is sought to be enforced.

10.8 No Obligation To Mitigate. Executive shall not be required to seek other employment or otherwise to mitigate Executive’s damages upon any termination of employment.

10.9 Offsets; Withholding. The amounts required to be paid by the Company to Executive pursuant to this Agreement shall not be subject to offset other than with respect to any amounts that are owed to the Company by Executive due to his receipt of funds as a result of his fraudulent activity. The foregoing and other provisions of this Agreement notwithstanding, all payments to be made to Executive under this Agreement, including under Sections 4 and 5, or otherwise by the Company, will be subject to withholding to satisfy required withholding taxes and other required deductions.

10.10 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Executive, his heirs, executors, administrators and beneficiaries, and shall be binding upon and inure to the benefit of the Company and its successors and permitted assigns.

10.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

10.12 Due Authority and Execution. The execution, delivery and performance of this Agreement have been duly authorized by the Company and this Agreement represents the valid, legal and binding obligation of the Company, enforceable against the Company according to its terms.

10.13 Representations of Executive. Executive represents and warrants to the Company that he has the legal right to enter into this Agreement and to perform all of the obligations on his part to be performed hereunder in accordance with its terms and that he is not a party to any agreement or understanding, written or oral, which prevents him from entering into this Agreement or performing all of his obligations hereunder. Notwithstanding a termination by the Company under this Section 10.13, Executive’s obligations under Section 9 shall survive such termination.

10.14 Survival of Provisions. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties shall survive the expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement. In particular, without limiting the generality of the preceding sentence, any obligation of the Company to make payments or provide services under Sections 4 or 5 shall continue beyond the end of the Term, and the obligations and covenants of Executive set forth in Section 8 (including any agreements referenced in Section 8) shall continue beyond the Term.

11. D&O Insurance.

The Company will maintain directors’ and officers’ liability insurance during the Term and for a period of not less than six years thereafter, covering acts and omissions of Executive during the Term, on terms substantially no less favorable than those in effect on the date of this Agreement.

12. Certain Definitions. For purposes of this Agreement:

(a) an “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, and includes subsidiaries.

(b) A “business day” means the period from 9:00 am to 5:00 pm on any weekday that is not a banking holiday in New York City, New York.

(c) A “person” means an individual, corporation, limited liability company, partnership, association, trust or any other entity or organization, including any court, administrative agency or commission or other governmental authority.

(d) A “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests or no board of directors or other governing body, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.

AVIV REIT, INC.

By:	/s/ Craig M. Bernfield
Name:	Craig M. Bernfield
Title:	Chairman and Chief Executive Officer

AVIV ASSET MANAGEMENT, L.L.C.

By:	/s/ Craig M. Bernfield
Name:	Craig M. Bernfield
Title:	Chief Executive Officer

EXECUTIVE

/s/ Mark L. Wetzel
Mark L. Wetzel

Exhibit A

Indemnification Agreement

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT is made and entered into this 8th day of November, 2013 (“Agreement”), by and among Aviv REIT, Inc., a Maryland corporation (the “Company”), Aviv Healthcare Properties Limited Partnership, a Delaware limited partnership (“Partnership” and, together with the Company, “Indemnitors”), and Mark L. Wetzel (“Indemnitee”).

WHEREAS, at the request of the Company, Indemnitee has agreed to serve as an officer of the Company and may, therefore, be subjected to claims, suits or proceedings arising as a result of his or her service or employment; and

WHEREAS, as an inducement to Indemnitee to serve as such officer, Indemnitors have agreed to indemnify and to advance expenses and costs incurred by Indemnitee in connection with any such claims, suits or proceedings, to the maximum extent permitted by law; and

WHEREAS, the parties by this Agreement desire to set forth their agreement regarding indemnification and advance of expenses.

NOW, THEREFORE, in consideration of the premises and the covenants contained herein, Indemnitors and Indemnitee do hereby covenant and agree as follows:

Section 1. Definitions. For purposes of this Agreement:

(a) “Change in Control” means the occurrence of a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company occurring after the Effective Date, as determined in accordance with this Section 1(a). In determining whether an event shall be considered a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company, the following provisions shall apply:

(i) A “change in the ownership” of the Company shall occur on the date on which any one person, or more than one person acting as a group (excluding Lindsay Goldberg), acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company, as determined in accordance with Treasury Regulation § 1.409A-3(i)(5)(v). If a person or group is considered either to own more than 50% of the total fair market value or total voting power of the stock of the Company, or to have effective control of the Company within the meaning of clause (ii) of this Section 1(a), and such person or group acquires additional stock of the Company, the acquisition of additional stock by such person or group shall not be considered to cause a “change in the ownership” of the Company.

(ii) A “change in the effective control” of the Company shall occur on either of the following dates:

(A) the date on which any one person, or more than one person acting as a group (excluding Lindsay Goldberg), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company, as determined in accordance with Treasury Regulation § 1.409A-3(i)(5)(vi). If a person or group is considered to possess 30% or more of the total voting power of the stock of the Company, and such person or group acquires additional stock of the Company, the acquisition of additional stock by such person or group shall not be considered to cause a “change in the effective control” of the Company; or

(B) the date on which a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election, as determined in accordance with Treasury Regulation § 1.409A-3(i)(5)(vi).

(iii) A “change in the ownership of a substantial portion of the assets” of the Company shall occur on the date on which any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions, as determined in accordance with Treasury Regulation § 1.409A-3(i)(5)(vii). A transfer of assets shall not be treated as a “change in the ownership of a substantial portion of the assets” when such transfer is made to an entity that is controlled by the shareholders of the Company, as determined in accordance with Treasury Regulation § 1.409A-3(i)(5)(vii)(B).

(b) “Corporate Status” means the status of a person who is or was a director, trustee, officer, employee or agent of the Company or of any other corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise for which such person is or was serving at the request of the Company.

(c) “Disinterested Director” means a director of the Company who is not and was not a party to the Proceeding in respect of which indemnification is sought by Indemnitee.

(d) “Effective Date” means the date set forth in the first paragraph of this Agreement.

(e) “Expenses” shall include all reasonable and out-of-pocket attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service

A ii

fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, or being or preparing to be a witness or otherwise participating in a Proceeding. Expenses also shall include (i) expenses incurred in connection with any appeal resulting from, incurred by Indemnitee in connection with, arising out of respect of or relating to, any Proceeding, including the premium, security for, and other costs relating to any cost bond, supersedes bond, or other appeal bond or its equivalent, (ii) any federal, state, local or foreign taxes imposed on Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement, and (iii) any interest, assessments or other charges in respect of the foregoing.

(f) “Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither is, nor in the past five years has been, retained to represent: (i) Indemnitors or Indemnitee in any matter material to either such party, or (ii) any other party to or witness in the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either Indemnitors or Indemnitee in an action to determine Indemnitee’s rights under this Agreement. If a Change in Control has not occurred, Independent Counsel shall be selected by the Board of Directors, with the approval of Indemnitee, which approval will not be unreasonably withheld. If a Change in Control has occurred, Independent Counsel shall be selected by Indemnitee, with the approval of the Board of Directors, which approval will not be unreasonably withheld.

(g) “Lindsay Goldberg” means LG Aviv L.P. and each affiliate of or entity controlled by Lindsay Goldberg LLC or LG GP Holding III LLC.

(h) “Proceeding” includes any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding, whether civil, criminal, administrative or investigative (including on appeal), including those pending or completed on or before the Effective Date, unless otherwise specifically agreed in writing by Indemnitors and Indemnitee.

Section 2. Services by Indemnitee. In consideration of Indemnitors’ covenants and commitments hereunder, Indemnitee will serve as an officer of the Company. However, this Agreement shall not impose any obligation on Indemnitee or the Company to continue Indemnitee’s service to the Company beyond any period otherwise required by law or by other agreements or commitments of the parties, if any.

Section 3. Indemnification - General. Indemnitors shall indemnify, and advance Expenses to, Indemnitee (a) as provided in this Agreement and (b) otherwise to the maximum extent permitted by Maryland law in effect on the date hereof and as amended from time to time; provided, however, that no change in Maryland law shall have the effect of reducing the benefits available to Indemnitee hereunder based on Maryland law as in effect on the date hereof. The rights of Indemnitee provided in this Section 3 shall include the rights set forth in the other sections of this Agreement, including any additional indemnification permitted by Section 2-418(g) of the Maryland General Corporation Law (“MGCL”).

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Section 4. Proceedings Other Than Proceedings by or in the Right of the Company. Indemnitee shall be entitled to the rights of indemnification provided in this Section 4 if, by reason of his or her Corporate Status, he or she is, or is threatened to be, made a party to or a witness (or otherwise becomes a participant) in any threatened, pending, or completed Proceeding, other than a Proceeding by or in the right of the Company. Pursuant to this Section 4, Indemnitee shall be indemnified against all judgments, penalties, fines and amounts paid in settlement and all Expenses actually and reasonably incurred by him or her or on his or her behalf in connection with a Proceeding by reason of his or her Corporate Status unless it is established that (i) the act or omission of Indemnitee was material to the matter giving rise to the Proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (ii) Indemnitee actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal Proceeding, Indemnitee had reasonable cause to believe that his or her conduct was unlawful.

Section 5. Proceedings by or in the Right of the Company. Indemnitee shall be entitled to the rights of indemnification provided in this Section 5 if, by reason of his or her Corporate Status, he or she is, or is threatened to be, made a party to or a witness (or otherwise becomes a participant) in any threatened, pending or completed Proceeding brought by or in the right of the Company to procure a judgment in its favor. Pursuant to this Section 5, Indemnitee shall be indemnified against all amounts paid in settlement and all Expenses actually and reasonably incurred by him or her or on his or her behalf in connection with such Proceeding unless it is established that (i) the act or omission of Indemnitee was material to the matter giving rise to such a Proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty or (ii) Indemnitee actually received an improper personal benefit in money, property or services.

Section 6. Court-Ordered Indemnification. Notwithstanding any other provision of this Agreement, a court of appropriate jurisdiction, upon application of Indemnitee and such notice as the court shall require, may order indemnification in the following circumstances:

(a) if it determines Indemnitee is entitled to reimbursement under Section 2-418(d)(1) of the MGCL, the court shall order indemnification, in which case Indemnitee shall be entitled to recover the Expenses of securing such reimbursement and indemnification; or

(b) if it determines that Indemnitee is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not Indemnitee (i) has met the standards of conduct set forth in Section 2-418(b) of the MGCL or (ii) has been adjudged liable for receipt of an improper personal benefit under Section 2-418(c) of the MGCL, the court may order such indemnification as the court shall deem proper. However, indemnification with respect to any Proceeding by or in the right of the Company or in which liability shall have been adjudged in the circumstances described in Section 2-418(c) of the MGCL shall be limited to Expenses actually and reasonably incurred by him or her or on his or her behalf in connection with a Proceeding.

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Section 7. Indemnification for Expenses of a Party Who is Wholly or Partly Successful. Notwithstanding any other provision of this Agreement, and without limiting any such provision, to the extent that Indemnitee is, by reason of his or her Corporate Status, made a party to (or otherwise becomes a participant in) any Proceeding and is successful, on the merits or otherwise, in the defense of any such Proceeding, he or she shall be indemnified for all Expenses actually and reasonably incurred by him or her or on his or her behalf in connection therewith. In addition to the rights of indemnification provided in Sections 4 and 5, if Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, Indemnitors shall indemnify Indemnitee under this Section 7 for all Expenses actually and reasonably incurred by him or her or on his or her behalf in connection with each successfully resolved claim, issue or matter, allocated on a reasonable and proportionate basis. For purposes of this Section 7 and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

Section 8. Advance of Expenses. Indemnitors shall, without requiring a preliminary determination of Indemnitee’s ultimate entitlement to indemnification hereunder, advance all reasonable Expenses incurred by or on behalf of Indemnitee in connection with any Proceeding to which Indemnitee is, or is threatened to be, made a party or a witness (or otherwise becomes a participant in), within ten days after the receipt by each Indemnitor of a statement or statements from Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by Indemnitee and shall include or be preceded or accompanied by a written affirmation by Indemnitee of Indemnitee’s good faith belief that the standard of conduct necessary for indemnification by Indemnitors as authorized by law and by this Agreement has been met and a written undertaking by or on behalf of Indemnitee, in substantially the form attached hereto as Appendix A or in such form as may be required under applicable law as in effect at the time of the execution thereof, to reimburse the portion of any Expenses advanced to Indemnitee relating to claims, issues or matters in the Proceeding as to which it shall ultimately be established that the standard of conduct has not been met. To the extent that Expenses advanced to Indemnitee do not relate to a specific claim, issue or matter in the Proceeding, such Expenses shall be allocated on a reasonable and proportionate basis. The undertaking required by this Section 8 shall be an unlimited general obligation by or on behalf of Indemnitee and shall be accepted without reference to Indemnitee’s financial ability to repay such advanced Expenses and without any requirement to post security therefor.

Section 9. Procedure for Determination of Entitlement to Indemnification.

(a) To obtain indemnification under this Agreement, Indemnitee shall submit to each Indemnitor a written request, including therein or therewith such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification. The Secretary of the Company shall, promptly upon receipt of such a request for indemnification, advise the Board of Directors in writing that Indemnitee has requested indemnification.

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(b) Upon written request by Indemnitee for indemnification pursuant to the first sentence of Section 9(a), a determination, if required by applicable law, with respect to Indemnitee’s entitlement thereto shall promptly be made in the specific case: (i) if a Change in Control shall have occurred, by Independent Counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to Indemnitee; or (ii) if a Change in Control shall not have occurred, (A) by the Board of Directors (or a duly authorized committee thereof) by a majority vote of a quorum consisting of Disinterested Directors, or (B) if a quorum of the Board of Directors consisting of Disinterested Directors is not obtainable or, even if obtainable, such quorum of Disinterested Directors so directs, by Independent Counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to Indemnitee, or (C) if so directed by a majority of the members of the Board of Directors, by the stockholders of the Company. If it is so determined that Indemnitee is entitled to indemnification, payment to Indemnitee shall be made within ten days after such determination. Indemnitee shall cooperate with the person, persons or entity making such determination with respect to Indemnitee’s entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination in the discretion of the Board of Directors or Independent Counsel if retained pursuant to clause (ii)(B) of this Section 9. Any Expenses incurred by Indemnitee in so cooperating with the person, persons or entity making such determination shall be borne by Indemnitors (irrespective of the determination as to Indemnitee’s entitlement to indemnification) and Indemnitors shall indemnify and hold Indemnitee harmless therefrom.

(c) Indemnitors shall pay the reasonable fees and expenses of Independent Counsel, if one is appointed.

Section 10. Presumptions and Effect of Certain Proceedings.

(a) In making a determination with respect to entitlement to indemnification hereunder, the person or persons or entity making such determination shall presume that Indemnitee is entitled to indemnification under this Agreement if Indemnitee has submitted a request for indemnification in accordance with Section 9(a) of this Agreement, and Indemnitors shall have the burden of proof to overcome that presumption in connection with the making of any determination contrary to that presumption.

(b) The termination of any Proceeding or of any claim, issue or matter therein by judgment, order, settlement, conviction, a plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, does not create a presumption that Indemnitee did not meet the requisite standard of conduct described herein for indemnification.

Section 11. Remedies of Indemnitee.

(a) If (i) a determination is made pursuant to Section 9 that Indemnitee is not entitled to indemnification under this Agreement, (ii) advance of Expenses is not timely

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made pursuant to Section 8, (iii) no determination of entitlement to indemnification shall have been made pursuant to Section 9(b) within 30 days after receipt by each Indemnitor of the request for indemnification,, (iv) payment of indemnification is not made pursuant to Section 7 within ten days after receipt by each Indemnitor of a written request therefor, or (v) payment of indemnification pursuant to any other section of this Agreement or the charter or bylaws of the Company is not made within ten days after a determination has been made that Indemnitee is entitled to indemnification, Indemnitee shall be entitled to an adjudication in an appropriate court located in the State of Maryland, or in any other court of competent jurisdiction, of his or her entitlement to such indemnification or advance of Expenses. Alternatively, Indemnitee, at his or her option, may seek an award in arbitration to be conducted by a single arbitrator pursuant to the commercial Arbitration Rules of the American Arbitration Association. Indemnitee shall commence such proceeding seeking an adjudication or an award in arbitration within 180 days following the date on which Indemnitee first has the right to commence such proceeding pursuant to this Section 11(a); provided, however, that this sentence shall not apply to a proceeding brought by Indemnitee to enforce his or her rights under Section 7.

(b) In any judicial proceeding or arbitration commenced pursuant to this Section 11 Indemnitors shall have the burden of proving that Indemnitee is not entitled to indemnification or advance of Expenses, as the case may be.

(c) Indemnitors shall, to the fullest extent not prohibited by law, be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Section 11 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator Indemnitors are bound by all the provisions of this Agreement.

(d) If a determination shall have been made pursuant to Section 9(b) that Indemnitee is entitled to indemnification, Indemnitors shall be bound by such determination in any judicial proceeding or arbitration commenced pursuant to this Section 11, absent a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification.

(e) In the event that Indemnitee, pursuant to this Section 11, seeks a judicial adjudication of or an award in arbitration to enforce his or her rights under, or to recover damages for breach of, this Agreement, and it is determined in such judicial adjudication or arbitration that Indemnitee is entitled to receive indemnification or advancement of Expenses, Indemnitee shall be entitled to recover from Indemnitors, and shall be indemnified by Indemnitors for, any and all Expenses actually and reasonably incurred by him or her in such judicial adjudication or arbitration. If it shall be determined in such judicial adjudication or arbitration that Indemnitee is entitled to receive part but not all of the indemnification or advancement of Expenses sought, the Expenses incurred by Indemnitee in connection with such judicial adjudication or arbitration shall be appropriately prorated.

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(f) Interest shall be paid by Indemnitors to Indemnitee at the maximum rate allowed to be charged for judgments under the Courts and Judicial Proceedings Article of the Annotated Code of Maryland for amounts which Indemnitor pays or are obligated to pay for the period commencing with the date on which Indemnitors were requested to advance expenses in accordance with Section 8 or to make the determination of entitlement to indemnification under Section 11(a) and ending on the date such payment is made to Indemnitee by Indemnitors.

Section 12. Defense of the Underlying Proceeding.

(a) Indemnitee shall notify each Indemnitor promptly upon being served with or receiving any summons, citation, subpoena, complaint, indictment, information, notice, request or other document relating to any Proceeding which may result in the right to indemnification or the advance of Expenses hereunder; provided, however, that the failure to give any such notice shall not disqualify Indemnitee from the right, or otherwise affect in any manner any right of Indemnitee, to indemnification or the advance of Expenses under this Agreement unless Indemnitors’ ability to defend in such Proceeding or to obtain proceeds under any insurance policy is materially and adversely prejudiced thereby, and then only to the extent Indemnitors are thereby actually so prejudiced.

(b) In the event Indemnitee is entitled to indemnification and/or advancement of Expenses with respect to any Proceeding, Indemnitee may, at Indemnitee’s option, (i) retain counsel selected by Indemnitee and approved by Indemnitors to defend Indemnitee in such Proceeding, at the sole expense of Indemnitors, or (ii) have Indemnitors assume the defense of Indemnitee in such Proceeding, in which case Indemnitors shall assume the defense of such Proceeding with counsel selected by Indemnitors and approved by Indemnitee (which approval shall not be unreasonably withheld, conditioned or delayed) within ten (10) days of each Indemnitor’s receipt of written notice of Indemnitee’s election to cause Indemnitors to do so. If Indemnitors are required to assume the defense of any such Proceeding, it shall engage legal counsel for such defense, and Indemnitors shall be solely responsible for all fees and expenses of such legal counsel and otherwise of such defense. Such legal counsel may represent both Indemnitee and Indemnitors (and/or any other party or parties entitled to be indemnified by Indemnitors with respect to such matter) unless, in the reasonable opinion of legal counsel to Indemnitee, there is a conflict of interest between Indemnitee and Indemnitors (or any other such party or parties) or there are legal defenses available to Indemnitee that are not available to Indemnitors (or any such other party or parties). Notwithstanding either party’s assumption of responsibility for defense of a Proceeding, each party shall have the right to engage separate counsel at its own expense. The party having responsibility for defense of a Proceeding shall provide the other party and its counsel with all copies of pleadings and material correspondence relating to the proceeding. Indemnitee and Indemnitors shall reasonably cooperate in the defense of any Proceeding with respect to which indemnification is sought hereunder, regardless of whether Indemnitors or Indemnitee assumes the defense thereof. Indemnitee shall not settle or compromise any Proceeding without the prior written consent of Indemnitors, which consent shall not be unreasonably withheld, conditioned or delayed. Indemnitors shall not

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settle or compromise any Proceeding without the prior written consent of Indemnitee, which consent shall not be unreasonably withheld, conditioned or delayed, if such Proceeding (i) includes an admission of fault of the Indemnitee or (ii) does not include, as an unconditional term thereof, the full release of Indemnitee from all liability in respect of such Proceeding.

(c) In addition, if Indemnitors fail to comply with any of their obligations under this Agreement or in the event that Indemnitors or any other person takes any action to declare this Agreement void or unenforceable, or institutes any Proceeding to deny or to recover from Indemnitee the benefits intended to be provided to Indemnitee hereunder, Indemnitee shall have the right to retain counsel of Indemnitee’s choice at the expense of Indemnitors (subject to Section 11(e)), to represent Indemnitee in connection with any such matter.

Section 13. Non-Exclusivity; Survival of Rights; Subrogation.

(a) The rights of indemnification and advance of Expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the charter or bylaws of the Company, any agreement (including any employment agreement) or a resolution of the stockholders entitled to vote generally in the election of directors or of the Board of Directors, or otherwise and every other such right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy. No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee in his or her Corporate Status prior to such amendment, alteration or repeal. To the extent that a change in Maryland law, whether by statute or judicial decision, permits greater indemnification or advancement of Expenses than would be afforded currently under the charter or bylaws of the Company and/or this Agreement, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change.

(b) In the event of any payment under this Agreement, Indemnitors shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable Indemnitors to bring suit to enforce such rights.

Section 14. Insurance. The Company will use its reasonable best efforts to acquire directors and officers liability insurance (“D&O Insurance”), on terms and conditions deemed appropriate by the Board of Directors of the Company, with the advice of counsel, covering Indemnitee or any claim made against Indemnitee in connection with his or her Corporate Status and covering the Company for any indemnification or advance of Expenses made by the Company to Indemnitee for any claims made against Indemnitee in connection with his or her Corporate Status. Without in any way limiting any other obligation under this Agreement, the

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Company shall indemnify Indemnitee for any payment by Indemnitee arising out of the amount of any deductible or retention and the amount of any excess of the aggregate of all judgments, penalties, fines, settlements and Expenses incurred by Indemnitee in connection with a Proceeding over the coverage of any insurance referred to in the previous sentence. The purchase, establishment and maintenance of any D&O Insurance shall not in any way limit or affect the rights or obligations of Indemnitors or the Indemnitee under this Agreement except as expressly provided herein, and the execution and delivery of this Agreement by Indemnitors and the Indemnitee shall not in any way limit or affect the rights or obligations of the Company under any such insurance policies. If, at the time the Company receives notice from any source of a Proceeding to which the Indemnitee is a party or a participant (as a witness or otherwise) and the Company has D&O Insurance in effect, the Company shall give prompt notice of such Proceeding to the insurers in accordance with the procedures set forth in the respective policies.

Section 15. Coordination of Payments. Indemnitors shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable or payable or reimbursable as Expenses hereunder if and to the extent that Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

Section 16. Indemnification for Expenses of a Witness. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is or may be, by reason of his or her Corporate Status, a witness in any Proceeding, whether instituted by the Company or any other party, and to which Indemnitee is not a party but in which the Indemnitee receives a subpoena to testify, he or she shall be advanced all reasonable Expenses and indemnified against all Expenses actually and reasonably incurred by him or her or on his or her behalf in connection therewith.

Section 17. Duration of Agreement; Binding Effect.

(a) This Agreement shall continue in effect and shall survive any termination of Indemnitee’s Corporate Status.

(b) The indemnification and advance of Expenses provided by, or granted pursuant to, this Agreement shall be binding upon and be enforceable by the parties hereto and their respective successors and assigns (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of any Indemnitor), shall continue and survive any termination of this Agreement and any termination of Indemnitee’s Corporate Status, and shall inure to the benefit of Indemnitee and his or her spouse, assigns, heirs, devisees, executors and administrators and other legal representatives.

(c) Indemnitors shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all, substantially all or a substantial part of its respective business and/or assets, by written agreement in form and substance satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that such Indemnitor would be required to perform if no such succession had taken place.

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Section 18. Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Agreement (including each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested thereby.

Section 19. Exception to Right of Indemnification or Advance of Expenses. Notwithstanding any other provision of this Agreement, Indemnitee shall not be entitled to indemnification or advance of Expenses under this Agreement with respect to any Proceeding brought by Indemnitee, unless (a) the Proceeding is brought to enforce indemnification under this Agreement, and then only to the extent in accordance with and as authorized by Section 11, or (b) the Company’s bylaws, the Company’s charter, a resolution of the stockholders entitled to vote generally in the election of directors or of the Board of Directors or an agreement approved by the Board of Directors to which the Company is a party expressly provide otherwise.

Section 20. Identical Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement. One such counterpart signed by the party against whom enforceability is sought shall be sufficient to evidence the existence of this Agreement.

Section 21. Headings. The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

Section 22. Modification and Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by each of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

Section 23. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if (i) delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed, or (ii) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed:

(a) If to Indemnitee, to: The address set forth on the signature page hereto.

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(b) If to the Company or the Partnership, to:

Aviv REIT, Inc.

303 West Madison Street

Suite 2400

Chicago, Illinois 60606

Attn: General Counsel

or to such other address as may have been furnished to Indemnitee by Indemnitors or to Indemnitors by Indemnitee, as the case may be.

Section 24. Governing Law. The parties agree that this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Maryland, without regard to its conflicts of laws rules.

Section 25. Miscellaneous. For purposes of this Agreement, the words “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation”. Unless the context otherwise requires, references herein to Sections and Exhibits mean the Sections of, and the Exhibits attached to, this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

Aviv REIT, Inc.

By:
Name:	Craig M. Bernfield
Title:	Chairman and Chief Executive Officer

Aviv Healthcare Properties Limited Partnership

By:	Aviv REIT, Inc., its general partner

By:
Name:	Craig M. Bernfield
Title:	Chairman and Chief Executive Officer

INDEMNITEE

Name:	Mark L. Wetzel
Address:	1231 Ingleside Ave.
McLean, VA 22101

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APPENDIX A

FORM OF UNDERTAKING TO REPAY EXPENSES ADVANCED

The Board of Directors of Aviv REIT, Inc.

Re: Undertaking to Repay Expenses Advanced

Ladies and Gentlemen:

This undertaking is being provided pursuant to that certain Indemnification Agreement dated the      day of             , 201    , by and among Aviv REIT, Inc., a Maryland corporation (the “Company”), Aviv Healthcare Properties Limited Partnership, a Delaware Limited Partnership (the “Partnership” and, together with the Company, “Indemnitors”), and the undersigned Indemnitee (the “Indemnification Agreement”), pursuant to which I am entitled to advance of Expenses in connection with [Description of Proceeding] (the “Proceeding”).

Terms used herein and not otherwise defined shall have the meanings specified in the Indemnification Agreement.

I am subject to the Proceeding by reason of my status as a an officer of the Company and by reason of alleged actions or omissions by me in such capacity. I hereby affirm my good faith belief that at all times, insofar as I was involved as an officer, in any of the facts or events giving rise to the Proceeding, I (1) did not act with bad faith or active or deliberate dishonesty, (2) did not receive any improper personal benefit in money, property or services and (3) in the case of any criminal proceeding, had no reasonable cause to believe that any act or omission by me was unlawful.

In consideration of the advance of Expenses by Indemnitors (the “Advanced Expenses”), I hereby agree that if, in connection with the Proceeding, it is established that (1) an act or omission by me was material to the matter giving rise to the Proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty or (2) I actually received an improper personal benefit in money, property or services or (3) in the case of any criminal proceeding, I had reasonable cause to believe that the act or omission was unlawful, then I shall promptly reimburse the portion of the Advanced Expenses relating to the claims, issues or matters in the Proceeding as to which the foregoing findings have been established.

IN WITNESS WHEREOF, I have executed this Affirmation and Undertaking on this      day of             , 201    .

Name:

Exhibit B

Non-Competition Agreement

NON-COMPETITION, NON-SOLICITATION

AND CONFIDENTIALITY AGREEMENT

THIS NON-COMPETITION, NON-SOLICITATION AND CONFIDENTIALITY AGREEMENT (this “Agreement”) is made and entered into this 8th day of November, 2013, by and between Aviv Asset Management, L.L.C., a Delaware limited liability corporation (the “Company”), and Mark L. Wetzel (“Executive”).

Background

The Company and Executive are parties to an employment agreement, dated as of November 8, 2013, pursuant to which Executive is entitled to certain compensation and benefits (the “Employment Agreement”). The Employment Agreement also provides that the Company and Executive shall enter into a non-competition agreement in form and substance reasonably satisfactory to the Company. The Company now wishes to enter into this Agreement with Executive in order to establish certain restrictive covenants on the part of Executive that the Company has determined are necessary and appropriate to protect the interests of the Company and its successors during and for a reasonable period of time after termination of the employment of Executive by the Company.

In consideration of the covenants and agreements set forth in the Employment Agreement and herein, the parties hereby agree as follows:

1. Covenants Against Competition and Solicitation; Confidentiality. Executive hereby agrees as follows:

(a) Non-Competition. During (i) the period of his employment with the Company and (ii) a period of two (2) years from and after any termination of his employment with the Company, Executive shall not, within the Restricted Area, other than on behalf of the Company or any successor, without the express written consent of the Company or any successor, directly or indirectly serve as an officer, employee, director, partner, manager or member of, or as a consultant to, any Competitor. “Competitor” means a person that is engaged in the Business. “Business” means in the business activities conducted by or planned to be undertaken by the Company and its subsidiaries and affiliates (“Aviv”), including without limitation Aviv REIT, Inc., a Maryland corporation, while the Executive is employed by the Company, including any business involving the ownership, acquisition, development, investing in and leasing of skilled nursing or other healthcare facilities]. “Restricted Area” means all territories in the United States.

(b) Non-Solicitation. During (i) the period of his employment with the Company and (ii) a period of two (2) years from and after any termination of his employment with the Company, Executive shall not, other than on behalf of the Company or any successor, without the express written consent of the Company or any successor, (i) solicit any Customer or potential Customer of Aviv with respect to the Business, or (ii) solicit, recruit, induce for employment or hire (or assist or encourage any other person or entity to solicit, recruit or induce for employment), directly or indirectly or on behalf of himself or any other person, any officer or non-clerical employee of Aviv or any person who was an officer or non-clerical employee of Aviv at any time during the final year of Executive’s employment with the Company, to work for Executive or any person with which Executive is or intends to be affiliated, or otherwise directly or indirectly encourage any such person to terminate his or her employment or other relationship with Aviv or any successor without the express written consent of the Company. “Customer” means any individual or entity to which Aviv sold products or services within the twenty-four (24) month period immediately preceding the Executive’s termination of employment with the Company, and (ii) a potential customer means any individual or entity to which Aviv solicited in writing within the twelve (12) month period that immediately preceded the Executive’s termination of employment with the Company,

(c) Confidentiality. During the period of his employment with the Company and thereafter, Executive shall keep secret and retain in strictest confidence, except in connection with the business and affairs of the Aviv, all confidential matters relating to the business, assets and operations of the Aviv (the “Confidential Information”); and shall not disclose such Confidential Information to anyone outside of Aviv without the Company’s express written consent. Information which (i) at the time of receipt is, or thereafter becomes, publicly known through no wrongful act of Executive, (ii) is received from a third party not under an obligation to keep such information confidential and without breach of this Agreement, or (iii) was developed by Executive independently of and without reference to information obtained from the Company shall not be considered “Confidential Information.” Notwithstanding the foregoing, Executive shall not be restricted from disclosing Confidential Information to the extent required by law, court order, subpoena or other legal proceeding.

2. Enforceability and Severability.

(a) Executive agrees that the territorial and time limitations contained in Section 1 of this Agreement are reasonable and properly required for the adequate protection of the Aviv. It is the intention of Executive and the Company that this Agreement be enforced to the fullest extent. If any provision of this Agreement is deemed invalid by a court of competent jurisdiction, the covenants contained herein shall be applicable and enforceable for such lesser period of time, within such more limited geographic area and for such lesser activity as such court may then or thereafter determine to be reasonable and proper under the circumstances, and Executive agrees to abide by such terms as are deemed reasonable by such court.

(b) In the event that any provision hereof is deemed to be unenforceable, the remainder of this Agreement shall not be affected thereby and each provision hereof shall be valid and enforced to the fullest extent permitted by law.

(c) Each party shall bear its own expenses (including attorneys’ fees) in connection with the enforcement or defense of enforcement of any of the provisions of this Agreement.

3. Remedies.

(a) Executive hereby acknowledges that the damages Aviv would sustain in the event of any violation of the provisions of this Agreement are difficult or impossible to ascertain. Accordingly, Executive hereby agrees that the Company shall be entitled, in addition to any other remedy or damages available to it in the event of any such violation, to injunctive relief to restrain such violation by Executive and any person or entity acting for or with him.

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4. Section Headings. The section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

5. Construction. The parties hereto acknowledge and agree that each party has participated in the drafting of this Agreement and has had the opportunity to have this document reviewed by the respective legal counsel for the parties hereto and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be applied to the interpretation of this Agreement. No inference in favor of, or against, any party shall be drawn from the fact that one party has drafted any portion hereof.

6. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of the parties reflected hereon as the signatories.

7. Governing Law; Disputes; Arbitration.

(a) Governing Law. This Agreement is governed by and is to be construed, administered, and enforced in accordance with the laws of the Illinois, without regard to conflicts of law principles.

(b) Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively pursuant to the arbitration provision set forth in Section 9.2 of the Employment Agreement, the terms of which are incorporated by this reference.

(c) Interest on Unpaid Amounts. Any amount which has become payable pursuant to the terms of this Agreement or any decision by arbitrators or judgment by a court of law pursuant to this Section 7 but which has not been timely paid shall bear interest at the prime rate in effect at the time such amount first becomes payable, as quoted by the Company’s principal bank.

(d) LIMITATION ON LIABILITIES. IF EITHER EXECUTIVE OR THE COMPANY IS AWARDED ANY DAMAGES AS COMPENSATION FOR ANY BREACH OR ACTION RELATED TO THIS AGREEMENT, A BREACH OF ANY COVENANT CONTAINED IN THIS AGREEMENT (WHETHER EXPRESS OR IMPLIED BY EITHER LAW OR FACT), OR ANY OTHER CAUSE OF ACTION BASED IN WHOLE OR IN PART ON ANY BREACH OF ANY PROVISION OF THIS AGREEMENT, SUCH DAMAGES SHALL BE LIMITED TO CONTRACTUAL DAMAGES PLUS INTEREST ON ANY DELAYED PAYMENT AT THE LOWER OF (I) THE RATE PERMITTED BY SECTION 7(C) OF THIS AGREEMENT OR (II) THE MAXIMUM RATE PER ANNUM ALLOWABLE BY APPLICABLE LAW FROM AND AFTER THE DATE(S) THAT SUCH PAYMENTS WERE DUE AND SHALL EXCLUDE CONSEQUENTIAL DAMAGES AND PUNITIVE DAMAGES EVEN IF THE RULES REFERRED TO IN SECTION 7(b) WOULD PROVIDE OTHERWISE.

(e) WAIVER OF JURY TRIAL. TO THE EXTENT APPLICABLE, EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE

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RIGHTS TO A JURY TRIAL FOR ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT. This provision is subject to Section 7(b), requiring arbitration of disputes hereunder.

WITNESS the following signatures.

AVIV ASSET MANAGEMENT, L.L.C.

By:
Name:	Craig M. Bernfield
Title:	Chief Executive Officer

EXECUTIVE

Name:	Mark L. Wetzel

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Exhibit C

Form of Release

RELEASE

For and in consideration of the payments and other benefits due to (the “Executive”) pursuant to the Employment Agreement dated as of November 8, 2013 (the “Employment Agreement”), by and between Aviv Asset Management, L.L.C., a Delaware limited liability company, (the “Company”) and the Executive, and for other good and valuable consideration, the Executive hereby agrees, for the Executive, the Executive’s spouse and child or children (if any), the Executive’s heirs, beneficiaries, devisees, executors, administrators, attorneys, personal representatives, successors and assigns, to forever release, discharge and covenant not to sue the Company, or any of its divisions, affiliates, subsidiaries, parents, branches, predecessors, successors, assigns, and, with respect to such entities, their officers, directors, trustees, employees, agents, shareholders, administrators, general or limited partners, representatives, attorneys, insurers and fiduciaries, past, present and future (the “Released Parties”) from any and all claims of any kind arising out of, or related to, his employment with the Company, its affiliates and subsidiaries (collectively, with the Company, the “Affiliated Entities”) or the Executive’s separation from employment with the Affiliated Entities, which the Executive now has or may have against the Released Parties, whether known or unknown to the Executive, by reason of facts which have occurred on or prior to the date that the Executive has signed this Release. Such released claims include, without limitation, any and all claims relating to the foregoing under federal, state or local laws pertaining to employment, including, without limitation, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et. seq., the Fair Labor Standards Act, as amended, 29 U.S.C. Section 201 et. seq., the Americans with Disabilities Act, as amended, 42 U.S.C. Section 12101 et. seq. the Reconstruction Era Civil Rights Act, as amended, 42 U.S.C. Section 1981 et. seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. Section 701 et. seq., the Family and Medical Leave Act of 1992, 29 U.S.C. Section 2601 et. seq., and any and all state or local laws regarding employment discrimination and/or federal, state or local laws of any type or description regarding employment, including but not limited to any claims arising from or derivative of the Executive’s employment with the Affiliated Entities, as well as any and all such claims under state contract or tort law.

The Executive has read this Release carefully, acknowledges that the Executive has been given at least 21 days to consider all of its terms and has been advised to consult with any attorney and any other advisors of the Executive’s choice prior to executing this Release, and the Executive fully understands that by signing below the Executive is voluntarily giving up any right which the Executive may have to sue or bring any other claims against the Released Parties, including any rights and claims under the Age Discrimination in Employment Act. The Executive also understands that the Executive has a period of seven days after signing this Release within which to revoke his agreement, and that neither the Company nor any other person is obligated to make any payments or provide any other benefits to the Executive pursuant to the Agreement until eight days have passed since the Executive’s signing of this Release without the Executive’s signature having been revoked other than any accrued obligations or other benefits payable pursuant to the terms of the Company’s normal payroll practices or employee benefit plans. Finally, the Executive has not been forced or pressured in any manner whatsoever to sign this Release, and the Executive agrees to all of its terms voluntarily.

Notwithstanding anything else herein to the contrary, this Release shall not affect: (i) the Company’s obligations under any compensation or employee benefit plan, program or arrangement (including, without limitation, obligations to the Executive under the Employment Agreement, any stock option, stock award or agreements or obligations under any pension, deferred compensation or retention plan) provided by the Affiliated Entities where the Executive’s compensation or benefits are intended to continue or the Executive is to be provided with compensation or benefits, in accordance with the express written terms of such plan, program or arrangement, beyond the date of the Executive’s termination; (ii) rights to indemnification the Executive may have under the Employment Agreement or a separate agreement entered into with the Company; or (iii) rights Executive may have as a shareholder, unit holder or prior member of the operating partnership.

This Release is final and binding and may not be changed or modified except in a writing signed by both parties. Section 9 of the Employment Agreement shall apply to this Release.

Executive

Date:
Mark L. Wetzel

Aviv Asset Management, L.L.C.

Date:
	By:	Craig M. Bernfield
	Its:	Chief Executive Officer

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Exhibit 10.1

Appendix III

Summary of Annual Incentive Program and LTIP Plan

Aviv REIT, Inc. 2013 LTIP Plan

Form of Time-Vested Award Agreement

Form of Performance-Vested Award Agreement

Appendix III

Summary of Annual Incentive Program and LTIP Plan

Base Salary

Base salaries have generally been set within a range of 90% to 110% of the median of the market reference points, based on individual performance, scope of responsibility and experience.

Annual Incentive Award

The annual incentive awards are cash awards tied to the financial performance of Aviv using both earnings and corporate strategic and operational measures. A percentage of the award will be tied to AFFO, a portion of the award will be tied to Strategic and Operational Performance and for certain members of a management may be tied to Individual MBOs (Management by Objectives).

“AFFO” is the diluted FFO per share as defined by NAREIT, adjusted to exclude costs incurred in connection with the repayment of debt and non-cash interest on the exchangeable debentures, and impairment charges associated with asset values. Target AFFO shall be set forth in the Board-approved annual budget.

“Strategic and Operational Performance” is the Committee’s assessment of Aviv’s performance in coverage, investment, and management effectiveness. Individual MBOs include factors such as: teamwork, leadership, and individual contribution and advancement.

The award may range from 50% to 200% of the target amount set forth above, and shall be capped at 200% of the target amount. Achieving 85% of the applicable metric shall equate to 50% of the target award, achieving 100% of the metric shall equate to 100% of the target award, achieving 115% of the metric shall equate to 200% of the target award, and award levels shall be extrapolated for achieving between 85% and 115% of the applicable metric.

Long-Term Incentive Award

The long-term incentive awards are awards of performance-based and time-based Restricted Stock Units (RSUs). The number of RSUs to be granted will be determined based on the target grant date values above using the closing share price on the date of grant.

The performance-based RSUs are tied to levels of total shareholder return (“TSR”) over a three year period (cliff vesting). Relative performance will be measured 50% against companies comprising the NAREIT Equity Index and 50% against the companies comprising the Bloomberg Healthcare REIT Index. Payouts will be based on percentile ranking as compared to the comparison group, as follows:

%ile Ranking Versus Healthcare REITs	Payout as a % of Target	%ile Ranking Versus NAREIT Equity Index	Payout as a % of Target
75th or above	200%	75th or above	200%
63rd	150%	63rd	150%
50th	100%	50th	100%
30th	50%	30th	50%

For purposes of measuring TSR, which is the sum of share price appreciation and dividends, an average of the closing share prices 10 trading days before and 10 trading days after the first of the year at the start of the performance cycle and 10 trading days before and 10 trading days after the ending date of the performance cycle.

The time-based RSUs vest if the executive is still employed at the end of a three-year period (cliff vesting).

AVIV REIT, INC.

2013 LONG-TERM INCENTIVE PLAN

I. INTRODUCTION

1.1 Purposes. The purposes of the Aviv REIT, Inc. 2013 Long-Term Incentive Plan (this “Plan”) are (i) to align the interests of the Company’s stockholders and the recipients of awards under this Plan by increasing the proprietary interest of such recipients in the Company’s growth and success, (ii) to advance the interests of the Company by attracting and retaining Directors and employees and consultants of AAM and its Affiliates and (iii) to motivate such persons to act in the long-term best interests of the Company and its stockholders.

1.2 Certain Definitions.

“AAM” shall mean Aviv Asset Management, L.L.C., a Delaware limited liability company, or any successor thereto, which is a Subsidiary of the Company and which employs the individuals who conduct the business of the Company and its Subsidiaries.

“Affiliates” shall mean any person (including the Company and its other Subsidiaries) that directly or indirectly controls, is controlled by, or is under common control with, AAM. For purposes of this definition the term “control” with respect to any person means the power to direct or cause the direction of management or policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall mean the written or electronic agreement evidencing an award hereunder between the Company and the recipient of such award.

“Board” shall mean the Board of Directors of the Company.

“Cause” shall mean, unless otherwise provided in the Participant’s Agreement, (i) being convicted of, or pleading guilty or nolo contendere to, a charge of commission of a felony or a misdemeanor involving moral turpitude, (ii) engaging in any theft, misappropriation, embezzlement or similar financial fraud or reckless or willful destruction of AAM’s property, or willful or reckless violation of AAM’s insider trading policy, (iii) any willful and continued failure of the Participant to perform substantially the Participant’s duties with AAM (other than any such failure resulting from incapacity due to physical or mental illness), (iv) any willful or reckless engaging by the Participant in illegal conduct or misconduct (including but not limited to disruptive behavior or insubordination) that is materially injurious to AAM’s business, financial condition or reputation; (v) any willful or reckless breach of a statutory or common law duty of loyalty to AAM that is materially injurious to AAM’s business, financial condition or reputation; (vi) any willful and material violation of the Company’s Code of Business Conduct and Ethics (or similar policy) or (vii) any material breach of the Participant’s obligations under the Participant’s employment or service agreement (if any) with AAM; provided, however, that if at any particular time the Participant is subject to an employment or service agreement with AAM, then in lieu of the foregoing definition, “Cause” shall at that time have such meaning as may be specified in such employment or service agreement. For purposes of this definition of “Cause,” (i) no act, or failure to act, shall be considered “willful” if it is done, or omitted to be done, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for AAM and (ii) references to “AAM” shall mean AAM and its Affiliates, as applicable.

“Change in Control” shall have the meaning set forth in Section 5.8(b).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” shall mean the Compensation Committee of the Board, which shall consist of at least three members of the Board and which shall be composed exclusively of independent directors, by reference to the rules, regulations and listing standards of the New York Stock Exchange or, if the Common Stock is not listed on the New York Stock Exchange, within the meaning of the rules, regulations and listing standards of the principal national stock exchange on which the Common Stock is then traded.

“Common Stock” shall mean the common stock, $0.01 par value, of the Company, and all rights appurtenant thereto.

“Company” shall mean Aviv REIT, Inc., a Maryland corporation, or any successor thereto.

“Corporate Transaction” shall have the meaning set forth in Section 5.8(a).

“Directors” shall mean each non-employee director of the Company who is a member of the Board.

“Disability” shall mean the Participant’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

“Fair Market Value” shall mean the closing transaction price of a share of Common Stock as reported on the New York Stock Exchange on the date as of which such value is being determined or, if the Common Stock is not listed on the New York Stock Exchange, the closing transaction price of a share of Common Stock on the principal national stock exchange on which the Common Stock is traded on the date as of which such value is being determined or, if there shall be no reported transactions for such date, on the next preceding date for which transactions were reported; provided, however, that if the Common Stock is not listed on a national stock exchange or if Fair Market Value for any date cannot be so determined, Fair Market Value shall be determined by the Committee by whatever means or method as the Committee, in the good faith exercise of its discretion, shall at such time deem appropriate in compliance with the Section 409A of the Code.

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“Incentive Stock Option” shall mean an option to purchase shares of Common Stock that meets the requirements of Section 422 of the Code, or any successor provision, which is intended by the Committee to constitute an Incentive Stock Option.

“Initial Public Offering” means the initial public offering of the Company registered on Form S-1 (or any successor form under the Securities Act of 1933, as amended).

“Nonqualified Stock Option” shall mean an option to purchase shares of Common Stock which is not an Incentive Stock Option.

“Participant” a Director or an employee or consultant of AAM or its Affiliates who has been granted an award pursuant to the Plan.

“Performance Measures” shall mean the criteria and objectives, established by the Committee, which shall be satisfied or met (i) as a condition to the grant or exercisability of all or a portion of an option or SAR or (ii) during the applicable Restriction Period or Performance Period as a condition to the vesting of the Participant’s interest, in the case of a Restricted Stock Award, of the shares of Common Stock subject to such award, or, in the case of a Restricted Stock Unit Award or Performance Unit Award, to the Participant’s receipt of the shares of Common Stock subject to such award or of payment with respect to such award.

“Performance Period” shall mean any period designated by the Committee during which (i) the Performance Measures applicable to an award shall be measured and (ii) the conditions to vesting applicable to an award shall remain in effect.

“Performance Share Award” shall mean a Restricted Stock Award or Restricted Stock Unit Award, the vesting of which is subject to the attainment of specified Performance Measures within a specified Performance Period.

“Performance Unit” shall mean a right to receive, contingent upon the attainment of specified Performance Measures within a specified Performance Period and the expiration of any applicable Restriction Period, a specified cash amount or, in lieu thereof, shares of Common Stock having a Fair Market Value equal to such cash amount.

“Performance Unit Award” shall mean an award of Performance Units under this Plan.

“Plan” shall have the meaning set forth in Section 1.1.

“Restricted Stock” shall mean shares of Common Stock which are subject to a Restriction Period and which may, in addition thereto, be subject to the attainment of specified Performance Measures within a specified Performance Period.

“Restricted Stock Award” shall mean an award of Restricted Stock under this Plan.

“Restricted Stock Unit” shall mean a right to receive one share of Common Stock or, in lieu thereof, the Fair Market Value of such share of Common Stock in cash, which shall be contingent upon the expiration of a specified Restriction Period and which may, in addition thereto, be contingent upon the attainment of specified Performance Measures within a specified Performance Period.

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“Restricted Stock Unit Award” shall mean an award of Restricted Stock Units under this Plan.

“Restriction Period” shall mean any period designated by the Committee during which (i) the Common Stock subject to a Restricted Stock Award may not be sold, transferred, assigned, pledged, hypothecated or otherwise encumbered or disposed of, except as provided in this Plan or the Agreement relating to such award, or (ii) the conditions to vesting applicable to a Restricted Stock Unit Award shall remain in effect.

“Restrictive Covenant” shall have the meaning set forth in Section 2.3(d).

“SAR” shall mean a stock appreciation right.

“Stock Award” shall mean a Restricted Stock Award, Unrestricted Stock Award or a Restricted Stock Unit Award, including any such award which is granted as a Performance Share Award.

“Subsidiary” shall mean any corporation, limited liability company, partnership, joint venture or similar entity in which the Company owns, directly or indirectly, an equity interest possessing more than 50% of the combined voting power of the total outstanding equity interests of such entity.

“Substitute Award” shall mean an award granted under this Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, including, without limitation, an Initial Public Offering or a merger, combination, consolidation or acquisition of property or stock; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an option or SAR.

“Tax Date” shall have the meaning set forth in Section 5.5.

“Ten Percent Holder” shall have the meaning set forth in Section 2.1(a).

“Termination” shall mean the Participant ceasing (i) to be a Director, (ii) to be employed by AAM and its Affiliates, if the Participant is an employee or (iii) to provide services to AAM and its Affiliates, if the Participant is a consultant, as applicable.

“Unrestricted Stock” shall mean shares of Common Stock which are not subject to a Restriction Period or Performance Measures.

“Unrestricted Stock Award” shall mean an award of Unrestricted Stock under this Plan.

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1.3 Administration.

(a) This Plan shall be administered by the Committee. Any one or a combination of the following awards may be made under this Plan to eligible persons: (i) options to purchase shares of Common Stock in the form of Incentive Stock Options or Nonqualified Stock Options, (ii) SARs, (iii) Stock Awards in the form of Restricted Stock, Unrestricted Stock or Restricted Stock Units (which may include Performance Share Awards) and (iv) Performance Units. The Committee shall, subject to the terms of this Plan, select eligible persons for participation in this Plan and determine the form, amount and timing of each award to such persons and, if applicable, the number of shares of Common Stock, the number of SARs, the number of Restricted Stock Units and the number of Performance Units subject to such an award, the exercise price or strike price associated with the award, the time and conditions of exercise or settlement of the award and all other terms and conditions of the award, including, without limitation, the form of the Agreement evidencing the award. The Committee may, in its sole discretion, in connection with a Change in Control or the death or retirement of a Participant, take action such that (i) any or all outstanding options and SARs shall become exercisable in part or in full, (ii) all or a portion of the Restriction Period applicable to any outstanding Restricted Stock or Restricted Stock Units shall lapse, (iii) all or a portion of the Performance Period applicable to any outstanding Performance Share Award or Performance Units shall lapse and (iv) the Performance Measures (if any) applicable to any outstanding award shall be deemed to be satisfied at the target or any other level. The Committee shall, subject to the terms of this Plan, interpret this Plan and the application thereof, establish rules and regulations it deems necessary or desirable for the administration of this Plan and may impose, incidental to the grant of an award, conditions with respect to the award, such as limiting competitive employment or other activities. All such interpretations, rules, regulations and conditions shall be conclusive and binding on all parties.

(b) The Committee may delegate some or all of its power and authority hereunder to the Board or, subject to applicable law, to the Chairman and Chief Executive Officer or such other executive officer as the Committee deems appropriate; provided, however, that the Committee may not delegate its power and authority to the Chairman and Chief Executive Officer or any other executive officer with regard to the selection for participation in this Plan of an officer, director or other person subject to Section 16 of the Exchange Act or decisions concerning the timing, pricing or amount of an award to such an officer, director or other person.

(c) No member of the Board or Committee, and neither the Chairman and Chief Executive Officer or any other executive officer to whom the Committee delegates any of its power and authority hereunder, shall be liable for any act, omission, interpretation, construction or determination made in connection with this Plan in good faith, and the members of the Board and the Committee and the Chairman and Chief Executive Officer any other executive officer shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including attorneys’ fees) arising therefrom to the full extent permitted by law (except as otherwise may be provided in the Company’s certificate of incorporation and/or by-laws) and under any directors’ and officers’ liability insurance that may be in effect from time to time.

(d) Each member of the Committee shall have one vote. One-third of the members, but not less than two members, shall constitute a quorum. The Committee shall be authorized to

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take any permitted action only by (i) the affirmative vote of a majority of the Committee members present at any meeting at which a quorum is present, or (ii) by the unanimous written consent of all of the Committee members.

1.4 Eligibility. Participants in this Plan shall consist of such Directors or employees or consultants of AAM and its Affiliates as the Committee in its sole discretion may select from time to time. The Committee’s selection of a person to participate in this Plan at any time shall not require the Committee to select such person to participate in this Plan at any other time. The Committee shall determine, in its sole discretion, the extent to which a participant shall be considered employed during any periods during which such participant is on an approved leave of absence.

1.5 Shares Available. Subject to adjustment as provided in Section 5.7, two million (2,000,000) shares of Common Stock shall be available under this Plan, reduced by the sum of the aggregate number of shares of Common Stock which become subject to outstanding options, outstanding SARs and outstanding Stock Awards and delivered upon the settlement of Performance Units. To the extent that shares of Common Stock subject to an outstanding option, SAR or Stock Award granted under the Plan or any predecessor plan are not issued or delivered by reason of (i) the expiration, termination, cancellation or forfeiture of such award or (ii) the settlement of such award in cash, then such shares of Common Stock shall again be available under this Plan.

Notwithstanding anything in this Section 1.5 to the contrary, shares of Common Stock subject to an award under this Plan may not be made available for issuance under this Plan if such shares are: (i) shares that were subject to a stock-settled SAR and were not issued upon the net settlement or net exercise of such SAR; (ii) shares delivered to or withheld by the Company to pay the purchase price or the withholding taxes related to an outstanding option or SAR; or (iii) shares repurchased on the open market with the proceeds of an option exercise. Shares delivered to or withheld by the Company to pay the withholding taxes for Stock Awards or Performance Awards shall again be available under this Plan.

The number of shares of Common Stock available for awards under this Plan shall not be reduced by (i) the number of shares of Common Stock subject to Substitute Awards or (ii) available shares under a shareholder approved plan of a company or other entity which was a party to a corporate transaction with the Company (as appropriately adjusted to reflect such corporate transaction) which become subject to awards granted under this Plan (subject to applicable stock exchange requirements).

Shares of Common Stock to be delivered under this Plan shall be made available from authorized and unissued shares of Common Stock, or authorized and issued shares of Common Stock reacquired and held as treasury shares or otherwise or a combination thereof.

1.6 Award Limits. Subject to adjustment as provided in Section 5.7, no Participant may be granted awards under the Plan during any calendar year that, in the aggregate, may be settled by delivery of more than five hundred thousand (500,000) shares of Common Stock. With respect to awards, the value of which is not based on the Fair Market Value of Common Stock, no

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individual may receive during any calendar year cash or shares of Common Stock with a Fair Market Value at the date of settlement that, in the aggregate, exceeds four million dollars ($4,000,000).

II. STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

2.1 Stock Options. The Committee may, in its discretion, grant options to purchase shares of Common Stock to such eligible persons as may be selected by the Committee. Each option, or portion thereof, that is not an Incentive Stock Option, shall be a Nonqualified Stock Option. Each option shall be granted within 10 years of the effective date of this Plan. To the extent that the aggregate Fair Market Value (determined as of the date of grant) of shares of Common Stock with respect to which options designated as Incentive Stock Options are exercisable for the first time by a participant during any calendar year (under this Plan or any other plan of the Company or any Subsidiary) exceeds the amount (currently $100,000) established by the Code, such options shall constitute Nonqualified Stock Options.

Options shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable:

(a) Number of Shares and Exercise Price. The number of shares of Common Stock subject to an option and the exercise price per share of Common Stock purchasable upon exercise of the option shall be determined by the Committee; provided, however, that the exercise price per share of Common Stock purchasable upon exercise of a Nonqualified Stock Option or an Incentive Stock Option shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant of such option; provided further, that if an Incentive Stock Option shall be granted to any person who, at the time such option is granted, owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company (or of any Subsidiary) (a “Ten Percent Holder”), the Incentive Stock Option will be exercised within five years from the time it is granted and the exercise price per share of Common Stock shall not be less than the price (currently 110% of Fair Market Value) required by the Code in order to constitute an Incentive Stock Option.

Notwithstanding the foregoing, in the case of an option that is a Substitute Award, the purchase price per share of the shares of Common Stock subject to such option may be less than 100% of the Fair Market Value per share on the date of grant, provided that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate purchase price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Committee) of the shares of the predecessor company or other entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate purchase price of such shares.

(b) Option Period and Exercisability. The period during which an option may be exercised shall be determined by the Committee; provided, however, that no option shall be

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exercised later than ten years after its date of grant; provided further, that if an Incentive Stock Option shall be granted to a Ten Percent Holder, such option shall not be exercised later than five years after its date of grant. The Committee may, in its discretion, establish an applicable Performance Period and Performance Measures which shall be satisfied or met as a condition to the grant of an option or to the exercisability of all or a portion of an option. The Committee shall determine whether an option shall become exercisable in cumulative or non-cumulative installments and in part or in full at any time. An exercisable option, or portion thereof, may be exercised only with respect to whole shares of Common Stock.

(c) Method of Exercise. An option may be exercised (i) by giving written notice to the Company specifying the number of whole shares of Common Stock to be purchased and accompanying such notice with payment therefor in full, and without any extension of credit, either (A) in cash, (B) by delivery (either actual delivery or by attestation procedures established by the Company) of shares of Common Stock having a Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, (C) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the date of exercise, equal to the amount necessary to satisfy such obligation, provided that the Committee determines that such withholding of shares does not cause the Company to recognize an increased compensation expense under applicable accounting principles, (D) except as may be prohibited by applicable law, in cash by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise or (E) any combination of (A), (B), (C) and (D), in each case to the extent set forth in the Agreement relating to the option and (ii) by executing such documents as the Company may reasonably request. Any fraction of a share of Common Stock which would be required to pay such exercise price shall be disregarded and the remaining amount due shall be paid in cash by the optionee. No shares of Common Stock shall be issued and no certificate representing Common Stock shall be delivered until the full exercise price therefor and any withholding taxes thereon, as described in Section 5.5, have been paid (or arrangement made for such payment to the Company’s satisfaction).

2.2 Stock Appreciation Rights. The Committee may, in its discretion, grant SARs to such eligible persons as may be selected by the Committee. An SAR may only be granted on a stand-alone basis under the Plan and not in connection with the grant of an option.

SARs shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable:

(a) Number of SARs and Strike Price. The number of SARs subject to an award shall be determined by the Committee. The strike price of a SAR shall be determined by the Committee; provided, however, that such strike price shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant of such SAR.

Notwithstanding the foregoing, in the case of an SAR that is a Substitute Award, the base price per share of the shares subject to such SAR may be less than 100% of the Fair Market Value per share on the date of grant, provided that the excess of: (a) the aggregate Fair Market

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Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate base price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Committee) of the shares of the predecessor company or other entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate base price of such shares.

(b) Exercise Period and Exercisability. The Agreement relating to an award of SARs shall specify whether such award may be settled in shares of Common Stock or cash or a combination thereof. The period for the exercise of an SAR shall be determined by the Committee; provided, however, that no SAR shall be exercised later than ten years after its date of grant. The Committee may, in its discretion, establish Performance Measures which shall be satisfied or met as a condition to the grant of an SAR or to the exercisability of all or a portion of an SAR. The Committee shall determine whether an SAR may be exercised in cumulative or non-cumulative installments and in part or in full at any time. Prior to the exercise of an SAR for shares of Common Stock, as applicable, the Participant shall have no rights as a stockholder of the Company with respect to the shares of Common Stock subject to such SAR.

(c) Method of Exercise. An SAR may be exercised (i) by giving written notice to the Company specifying the whole number of SARs which are being exercised and (ii) by executing such documents as the Company may reasonably request. No shares of Common Stock shall be issued and no certificate representing Common Stock shall be delivered until any withholding taxes thereon, as described in Section 5.5, have been paid (or arrangement made for such payment to the Company’s satisfaction).

2.3 Termination of Employment or Service.

(a) Death or Disability. Subject to Section 2.3(d) below, and unless otherwise specified in the Agreement relating to an option or SAR, as the case may be, if the Participant’s Termination results from such Participant’s death or Disability, each option and SAR held by such Participant shall be exercisable only to the extent that such option or SAR is exercisable on the effective date of such Termination, and may thereafter be exercised by such Participant (or such Participant’s legal representative or similar person) until and including the earlier to occur of (i) the date which is one year after the effective date of such Termination and (ii) the expiration date of the term of such option or SAR.

(b) Cause. If the Participant’s Termination results from any action or failure to act on the part of the Participant constituting Cause, as applicable, each option and SAR held by such Participant shall be cancelled and cease to be exercisable as of the effective date of such Termination.

(c) Other Termination. Subject to Section 2.3(d) below, and unless otherwise specified in the Agreement relating to an option or SAR, as the case may be, if the Participant’s Termination results for any reason other than as described in Section 2.3(a) or (b), then each option and SAR held by such Participant shall be exercisable only to the extent that such option or SAR is exercisable on the effective date of such Termination, and may thereafter be exercised

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by such Participant (or such Participant’s legal representative or similar person) until and including the earlier to occur of (i) the date which is 90 days after the effective date of such Termination and (ii) the expiration date of the term of such option or SAR.

(d) Breach of Restrictive Covenant. Notwithstanding Sections 2.3(a) through (c), and unless otherwise specified in the Agreement relating to an option or SAR, as the case may be, if a Participant breaches his or her obligations to AAM and its Affiliates under a noncompetition, nonsolicitation, confidentiality, intellectual property or other restrictive covenant (a “Restrictive Covenant”), each option and SAR held by such Participant shall be cancelled and cease to be exercisable as of the date on which the Participant first breached such Restrictive Covenant, and the Company thereafter may require the repayment of any amounts received by such Participant in connection with an exercise of such option or SAR following such cancellation date.

2.4 Repricing of Options and SARs. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding awards may not be amended to reduce the exercise price of outstanding options or SARs or cancel outstanding options or SARS in exchange for cash, other awards or options or SARs with an exercise price that is less than the exercise price of the original options or SARs without stockholder approval.

III. STOCK AWARDS

3.1 Stock Awards. The Committee may, in its discretion, grant Stock Awards to such eligible persons as may be selected by the Committee. The Agreement relating to a Stock Award shall specify whether the Stock Award is a Restricted Stock Award, Unrestricted Stock or a Restricted Stock Unit Award. The Committee may, in its discretion, determine that a Restricted Stock Award or Restricted Stock Unit Award is to be granted as a Performance Share Award and may establish an applicable Performance Period and Performance Measures which shall be satisfied or met as a condition to the grant or vesting of all or a portion of such award.

3.2 Terms of Restricted Stock Awards. Restricted Stock Awards shall be subject to the following terms and conditions and shall be subject to such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable.

(a) Number of Shares and Other Terms. The number of shares of Common Stock subject to a Restricted Stock Award and the Restriction Period, Performance Period (if any) and Performance Measures (if any) applicable to a Restricted Stock Award shall be determined by the Committee.

(b) Vesting and Forfeiture. The Agreement relating to a Restricted Stock Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of this Plan, (i) for the vesting of the shares of Common Stock subject to such award (A) if the Participant’s Termination does not occur during the specified Restriction Period and (B) in the case of a Performance Share Award, if specified Performance Measures are satisfied or

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met during a specified Performance Period, and (ii) for the forfeiture of the shares of Common Stock subject to such award (A) if the Participant’s Termination occurs due to specified events during the specified Restriction Period and (B) in the case of a Performance Share Award, if specified Performance Measures are not satisfied or met during a specified Performance Period. Notwithstanding the foregoing, unless otherwise set forth in the Agreement relating to a Restricted Stock Award, the shares subject to such award (i) shall become fully vested on the effective date of the Participant’s Termination by reason of such Participant’s death or Disability and (ii) shall be cancelled to the extent unvested on the effective date of the Participant’s Termination for any reason other than the Participant’s death or Disability.

(c) Stock Issuance. During the Restriction Period, the shares of Restricted Stock shall be held by a custodian in book entry form with restrictions on such shares duly noted or, alternatively, a certificate or certificates representing a Restricted Stock Award shall be registered in the Participant’s name and may bear a legend, in addition to any legend which may be required pursuant to Section 5.6, indicating that the ownership of the shares of Common Stock represented by such certificate is subject to the restrictions, terms and conditions of this Plan and the Agreement relating to the Restricted Stock Award. All such certificates shall be deposited with the Company, together with stock powers or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if deemed necessary or appropriate, which would permit transfer to the Company of all or a portion of the shares of Common Stock subject to the Restricted Stock Award in the event such award is forfeited in whole or in part. Upon termination of any applicable Restriction Period (and the satisfaction or attainment of applicable Performance Measures), subject to the Company’s right to require payment of any taxes in accordance with Section 5.5, the restrictions shall be removed from the requisite number of any shares of Common Stock that are held in book entry form, and all certificates evidencing ownership of the requisite number of shares of Common Stock shall be delivered to the Participant.

(d) Rights with Respect to Restricted Stock Awards. Unless otherwise set forth in the Agreement relating to a Restricted Stock Award, and subject to the terms and conditions of a Restricted Stock Award, the Participant shall have all rights as a stockholder of the Company, including, but not limited to, voting rights, the right to receive dividends and the right to participate in any capital adjustment applicable to all holders of Common Stock; provided, however, that a distribution with respect to shares of Common Stock, other than a regular cash dividend, shall be deposited with the Company and shall be subject to the same restrictions as the shares of Common Stock with respect to which such distribution was made.

3.3 Terms of Unrestricted Stock Awards. The number of shares of Common Stock subject to an Unrestricted Stock Award shall be determined by the Committee. Unrestricted Stock Awards shall not be subject to any Performance Measures or Restriction Periods.

3.4 Terms of Restricted Stock Unit Awards. Restricted Stock Unit Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable.

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(a) Number of Shares and Other Terms. The number of shares of Common Stock subject to a Restricted Stock Unit Award and the Restriction Period and Performance Measures (if any) applicable to a Restricted Stock Unit Award shall be determined by the Committee.

(b) Vesting and Forfeiture. The Agreement relating to a Restricted Stock Unit Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of this Plan, (i) for the vesting of such Restricted Stock Unit Award (A) if the Participant’s Termination does not occur during the specified Restriction Period and (B) in the case of a Performance Share Award, if specified Performance Measures are satisfied or met during a specified Performance Period, and (ii) for the forfeiture of the shares of Common Stock subject to such award (A) if the Participant’s Termination occurs due to specified events during the specified Restriction Period or (y) in the case of a Performance Share Award, if specified Performance Measures are not satisfied or met during a specified Performance Period. Notwithstanding the foregoing, unless otherwise set forth in the Agreement relating to a Restricted Stock Unit Award, the unvested portion of such award shall be cancelled on the effective date of the Participant’s Termination for any reason.

(c) Settlement of Vested Restricted Stock Unit Awards. The Agreement relating to a Restricted Stock Unit Award shall specify (i) whether such award may be settled in shares of Common Stock or cash or a combination thereof and (ii) whether the Participant shall be entitled to receive, on a current or deferred basis, dividend equivalents and, if determined by the Committee, interest on, or the deemed reinvestment of, any deferred dividend equivalents, with respect to the number of shares of Common Stock subject to such award. Prior to the settlement of a Restricted Stock Unit Award in Common Stock, as applicable, the Participant shall have no rights as a stockholder of the Company with respect to the shares of Common Stock subject to such award.

3.5 Termination of Employment or Service. All of the terms relating to the satisfaction of Performance Measures and the termination of the Restriction Period or Performance Period relating to a Stock Award, or any forfeiture and cancellation of such award upon the Participant’s Termination, whether by reason of Disability, death or any other reason, shall be determined by the Committee and set forth in the applicable award Agreement.

IV. PERFORMANCE UNIT AWARDS

4.1 Performance Unit Awards. The Committee may, in its discretion, grant Performance Unit Awards to such eligible persons as may be selected by the Committee.

4.2 Terms of Performance Unit Awards. Performance Unit Awards shall be subject to the following terms and conditions and shall be subject to such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable.

(a) Number of Performance Units and Performance Measures. The number of Performance Units subject to a Performance Unit Award and the Performance Measures and Performance Period applicable to a Performance Unit Award shall be determined by the Committee.

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(b) Vesting and Forfeiture. The Agreement relating to a Performance Unit Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of this Plan, for the vesting of such Performance Unit Award if the specified Performance Measures are satisfied or met during the specified Performance Period and for the forfeiture of such award if the specified Performance Measures are not satisfied or met during the specified Performance Period.

(c) Settlement of Vested Performance Unit Awards. The Agreement relating to a Performance Unit Award shall specify whether such award may be settled in shares of Common Stock or cash or a combination thereof. Prior to the settlement of a Performance Unit Award in shares of Common Stock, the Participant shall have no rights as a stockholder of the Company.

4.3 Termination of Employment or Service. All of the terms relating to the satisfaction of Performance Measures and the termination of the Performance Period relating to a Performance Unit Award, or any forfeiture and cancellation of such award upon the Participant’s Termination, whether by reason of Disability, death or any other reason, shall be determined by the Committee and set forth in the applicable award Agreement. Notwithstanding the foregoing, unless otherwise set forth in the Agreement relating to a Performance Unit Award, such award shall be cancelled on the effective date of the Participant’s Termination for any reason.

V. GENERAL

5.1 Effective Date and Term of Plan. This Plan shall be submitted to the stockholders of the Company for approval within 12 months of the date of the Board’s initial adoption of the Plan. This Plan shall terminate ten years after its effective date, unless terminated earlier by the Board. Termination of this Plan shall not affect the terms or conditions of any award granted prior to termination. In the event that this Plan is not approved by the stockholders of the Company, this Plan and any awards hereunder shall be void and of no force or effect.

5.2 Amendments. The Board may amend this Plan and the terms and conditions of any outstanding awards as it shall deem advisable, subject to any requirement of stockholder approval required by applicable law, rule or regulation, including any rule of the New York Stock Exchange, or, if the Common Stock is not listed on the New York Stock Exchange, any rule of the principal national stock exchange on which the Common Stock is then traded; provided, however, that no amendment may impair the rights of a Participant’s outstanding award without the written consent of such Participant.

5.3 Agreement. Each award under this Plan shall be evidenced by an Agreement setting forth the terms and conditions applicable to such award. No award shall be valid until an Agreement is executed by the Company and the Participant and, upon execution by each party and delivery of the Agreement to the Company within the time period specified by the Company, such award shall be effective as of the effective date set forth in the Agreement.

5.4 Non-Transferability. No award shall be transferable other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company or, to the extent expressly permitted in the Agreement relating to such award, to the

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Participant’s family members, a trust or entity established by the Participant for estate planning purposes or a charitable organization designated by the Participant, in each case, without consideration. Except to the extent permitted by the foregoing sentence or the Agreement relating to an award, each award may be exercised or settled during the Participant’s lifetime only by the Participant or the Participant’s legal representative or similar person. Except as permitted by the second preceding sentence, no award may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any award, such award and all rights thereunder shall immediately become null and void.

5.5 Tax Withholding. The Company shall have the right to require, prior to the issuance or delivery of any shares of Common Stock or the payment of any cash pursuant to an award made hereunder, payment by the Participant of such award of any federal, state, local or other taxes which may be required to be withheld or paid in connection with such award. An Agreement may provide that (i) the Company shall withhold whole shares of Common Stock which would otherwise be delivered to a Participant, having an aggregate Fair Market Value determined as of the date the obligation to withhold or pay taxes arises in connection with an award (the “Tax Date”), or withhold an amount of cash which would otherwise be payable to a Participant, in the amount necessary to satisfy any such obligation or (ii) the Participant may satisfy any such obligation by any of the following means: (A) a cash payment to the Company, (B) delivery (either actual delivery or by attestation procedures established by the Company) to the Company of previously owned whole shares of Common Stock having an aggregate Fair Market Value, determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation, (C) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the Tax Date, or withhold an amount of cash which would otherwise be payable to a Participant, equal to the amount necessary to satisfy any such obligation, (D) in the case of the exercise of an option and except as may be prohibited by applicable law, a cash payment by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise or (E) any combination of (A), (B), (C) and (D), in each case to the extent set forth in the Agreement relating to the award and subject to the Participant’s execution of such documents as the Company may reasonably request. Shares of Common Stock to be delivered or withheld may not have an aggregate Fair Market Value in excess of the amount determined by applying the minimum statutory withholding rate. Any fraction of a share of Common Stock which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the Participant.

5.6 Restrictions on Shares. Each award made hereunder shall be subject to the requirement that if at any time the Company determines that the listing, registration or qualification of the shares of Common Stock subject to such award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the delivery of shares thereunder, such shares shall not be delivered unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not

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acceptable to the Company. The Company may require that certificates evidencing shares of Common Stock delivered pursuant to any award made hereunder bear a legend indicating that the sale, transfer or other disposition thereof by the Participant is prohibited except in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder.

5.7 Adjustment. In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation) that causes the per share value of shares of Common Stock to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary dividend, the number and class of securities available under this Plan, the terms of each outstanding option and SAR (including the number and class of securities subject to each outstanding option or SAR and the purchase price or base price per share), the terms of each outstanding Restricted Stock Award and Restricted Stock Unit Award (including the number and class of securities subject thereto), and the terms of each outstanding Performance Share Award shall be appropriately adjusted by the Committee, such adjustments to be made in the case of outstanding options and SARs without an increase in the aggregate purchase price or base price and in accordance with Section 409A of the Code. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of participants. In either case, the decision of the Committee regarding any such adjustment shall be final, binding and conclusive.

5.8 Corporate Transaction; Change in Control.

(a) If the Company shall be a party to a reorganization, merger or consolidation or sale or other disposition of more than 50% of the operating assets of the Company (determined on a consolidated basis), other than in connection with a sale-leaseback or other arrangement resulting in the continued utilization of such assets (or the operating products of such assets) (a “Corporate Transaction”), or in the event of a Change in Control, the Board (as constituted prior to any Change in Control resulting from such Corporate Transaction) may, in its discretion:

(i) require, following the Participant’s Termination in connection with a Corporation Transaction or a Change in Control, that (A) some or all outstanding options and SARs shall immediately become exercisable in full or in part, (B) the Restriction Period applicable to some or all outstanding Restricted Stock Awards and Restricted Stock Unit Awards shall lapse in full or in part, (C) the Performance Period applicable to some or all outstanding Performance Share Awards and Performance Unit Awards shall lapse in full or in part and (D) the Performance Measures applicable to some or all outstanding awards shall be deemed to be satisfied at the target or any other level;

(ii) require outstanding awards, in whole or in part, to be assumed by the corporation resulting from such Corporate Transaction, or a parent corporation thereof;

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(iii) require that shares of capital stock of the corporation resulting from such Corporate Transaction, or a parent corporation thereof, be substituted for some or all of the shares of Common Stock subject to an outstanding award, with an appropriate and equitable adjustment to such award as determined by the Board in accordance with Section 5.7; and/or

(iv) require outstanding awards, in whole or in part, to be surrendered to the Company by the Participant, and to be immediately cancelled by the Company, and to provide for the Participant to receive (A) a cash payment in an amount equal to (1) in the case of an option or an SAR, the number of shares of Common Stock then subject to the portion of such option or SAR surrendered, to the extent such option or SAR is then exercisable or becomes exercisable pursuant to clause (i), multiplied by the excess, if any, of the highest per share price offered to holders of Common Stock in any transaction whereby the Corporate Transaction takes place, over the exercise price or strike price per share of Common Stock subject to such option or SAR, (2) in the case of a Stock Award, the number of shares of Common Stock then subject to the portion of such award surrendered, to the extent the Restriction Period and Performance Period, if any, on such Stock Award has lapsed or will lapse pursuant to clause (i) and to the extent that the Performance Measures, if any, have been satisfied or are deemed satisfied pursuant to clause (i), multiplied by the highest per share price offered to holders of Common Stock in any transaction whereby the Corporate Transaction takes place, and (3) in the case of a Performance Unit Award, the number of Performance Units then subject to the portion of such award surrendered, to the extent the Performance Period applicable so such award has lapsed or will lapse pursuant to clause (i) and to the extent the Performance Measures applicable to such award have been satisfied or are deemed satisfied pursuant to clause (i); (B) shares of capital stock of the corporation resulting from such Corporate Transaction, or a parent corporation thereof, having a fair market value not less than the amount determined under clause (A) above; or (C) a combination of the payment of cash pursuant to clause (A) above and the issuance of shares pursuant to clause (B) above.

(b) For purposes of Section 1.3 and Section 5.8(a), “Change in Control” shall mean, except as otherwise provided below, the occurrence of a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company. In determining whether an event shall be considered a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company, the following provisions shall apply:

(i) A “change in the ownership” of the Company shall occur on the date on which any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company, as determined in accordance with Treasury Regulation § 1.409A-3(i)(5)(v). If a person or group is considered either to own

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more than 50% of the total fair market value or total voting power of the stock of the Company, or to have effective control of the Company within the meaning of clause (ii) of this Section 3(e), and such person or group acquires additional stock of the Company, the acquisition of additional stock by such person or group shall not be considered to cause a “change in the ownership” of the Company.

(ii) A “change in the effective control” of the Company shall occur on either of the following dates:

(A) The date on which any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company, as determined in accordance with Treasury Regulation § 1.409A-3(i)(5)(vi). If a person or group is considered to possess 30% or more of the total voting power of the stock of the Company, and such person or group acquires additional stock of the Company, the acquisition of additional stock by such person or group shall not be considered to cause a “change in the effective control” of the Company; or

(B) The date on which a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election, as determined in accordance with Treasury Regulation § 1.409A-3(i)(5)(vi).

(c) A “change in the ownership of a substantial portion of the assets” of the Company shall occur on the date on which any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions, as determined in accordance with Treasury Regulation § 1.409A-3(i)(5)(vii). A transfer of assets shall not be treated as a “change in the ownership of a substantial portion of the assets” when such transfer is made to an entity that is controlled by the shareholders of the Company, as determined in accordance with Treasury Regulation § 1.409A-3(i)(5)(vii)(B).

Notwithstanding the occurrence of any of the foregoing events, a Change in Control shall not occur with respect to an award if, in advance of such event, the Participant agrees in writing that such event shall not constitute a Change in Control. The Committee may, in its discretion, include any provisions in an Agreement which it may deems desirable regarding the treatment of any award under the Plan in connection with a Change in Control, including but not limited to, providing for the accelerated vesting or payment of such award upon a Change in Control.

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Notwithstanding the occurrence of any of the foregoing events, the Initial Public Offering or any bona fide primary or secondary public offering following the occurrence of the Initial Public Offering shall not constitute a Change in Control.

5.9 Market Standoff Agreement. As a condition of receiving any award hereunder, the Participant agrees that in connection with any registration of the Common Stock and upon the request of the Committee or the underwriters managing any public offering of the Common Stock, the Participant will not sell or otherwise dispose of any Common Stock without prior written consent of the Committee or such underwriters, as the case may be, for a period of time (not to exceed 180 days) from the effective date of such registration as the Committee or the underwriters may specify for employee-shareholders generally.

5.10 Deferrals. The Committee may determine that the delivery of shares of Common Stock or the payment of cash, or a combination thereof, upon the exercise or settlement of all or a portion of any award (other than awards of Incentive Stock Options, Nonqualified Stock Options and SARs) made hereunder shall be deferred, or the Committee may, in its sole discretion, approve deferral elections made by the Participant. Deferrals shall be for such periods and upon such terms as the Committee may determine in its sole discretion, subject to the requirements of Section 409A of the Code.

5.11 No Right of Participation or Employment or Service. Unless otherwise set forth in an employment agreement, no person shall have any right to participate in this Plan. Neither this Plan nor any award made hereunder shall confer upon any person any right to continued employment or service with AAM or any of its Affiliates or affect in any manner the right of AAM or any of its Affiliates to terminate the employment or service of any person at any time without liability hereunder.

5.12 Rights as Stockholder. No person shall have any right as a stockholder of the Company with respect to any shares of Common Stock or other equity security of the Company which is subject to an award hereunder unless and until such person becomes a stockholder of record with respect to such shares of Common Stock or equity security.

5.13 Designation of Beneficiary. A Participant may file with the Committee a written designation of one or more persons as such Participant’s beneficiary or beneficiaries (both primary and contingent) in the event of the Participant’s death or incapacity. To the extent an outstanding option or SAR granted hereunder is exercisable, such beneficiary or beneficiaries shall be entitled to exercise such option or SAR pursuant to procedures prescribed by the Committee. Each beneficiary designation shall become effective only when filed in writing with the Committee during the Participant’s lifetime on a form prescribed by the Committee. The filing with the Committee of a new beneficiary designation shall cancel all previously filed beneficiary designations. If a Participant fails to designate a beneficiary, or if all designated beneficiaries of a Participant predecease the Participant, then each outstanding option and SAR hereunder held by such Participant, to the extent exercisable, may be exercised by such Participant’s executor, administrator, legal representative or similar person.

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5.14 Compliance with Laws. Each award made hereunder shall be subject to all laws, rules and regulations, including all applicable federal and state securities laws, and to such approvals by governmental agencies as may be required. The Company shall be under no obligation to offer to sell or to sell any shares of Common Stock pursuant to an award unless such shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission, or unless the Company has received an opinion of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption. The Company shall be under no obligation to register for sale or resale under the Securities Act any of the shares of Common Stock to be offered or sold under the Plan or any shares of Common Stock issued upon exercise of options. If the shares of Common Stock offered for sale or sold under the Plan are offered or sold pursuant to an exemption from registration under the Securities Act, the Company may restrict the transfer of such shares and may legend the certificates representing the Common Stock in such manner as it deems advisable to ensure the availability of any such exemption.

5.15 Governing Law. This Plan, each award hereunder and the related Agreement, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Maryland and construed in accordance therewith without giving effect to principles of conflicts of laws.

5.16 Arbitration. Any dispute or controversy between the Company or its respective affiliates (including AAM) on the one hand, and the Participant on the other hand, whether arising out of or relating to this Plan, any Agreement or otherwise, shall be settled by final and binding arbitration in Cook County, Illinois administered by the American Arbitration Association, with any such dispute or controversy being so administered in accordance with its Commercial Rules then in effect, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company and the Participant. The Company and the Participant acknowledge that this Plan and each Agreement evidence transactions involving interstate commerce. Notwithstanding any choice of law provision included in this Plan or any Agreement, the United States Federal Arbitration Act shall govern the interpretation and enforcement of this arbitration provision.

5.17 Code Section 409A.

(a) This Plan and each Agreement evidencing an award hereunder are intended to be excepted from the requirements of section 409A of the Code or to avoid accelerated taxation and/or the imposition of any additional tax or penalty under section 409A of the Code, as applicable, and shall be interpreted and construed consistent with that intent. Notwithstanding such intention, the Board may, at any time and in its sole discretion and without a Participant’s prior consent, amend the Plan and/or awards, adopt policies and procedures or take any other actions (including amendments, policies, procedures and actions with retroactive effect) as are

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necessary or appropriate to (i) exempt the Plan and/or any award from the application of section 409A of the Code, (ii) preserve the intended tax treatment of any such award or (iii) comply with the requirements of section 409A of the Code, including without limitation any such regulations guidance, compliance programs and other interpretive authority that may be issued after the date of grant.

(b) Participants (or their beneficiaries) shall be responsible for all taxes with respect to any awards under the Plan. The Board and the Company make no guarantees to any person regarding the tax treatment of awards or payments made under the Plan. Neither the Board nor the Company has any obligation to take any action to prevent the assessment of any additional tax or penalty on any Participant with respect to any award under section 409A of the Code or otherwise and none of the Company, any of its Subsidiaries or Affiliates, or any of their employees or representatives shall have any liability to a Participant with respect thereto.

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AVIV REIT, INC.

2013 LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

Aviv REIT, Inc., a Maryland corporation (the “Company”), hereby grants to                      (the “Holder”) as of             , 20     (the “Grant Date”), pursuant to the terms and conditions of the Aviv REIT, Inc. 2013 Long-Term Incentive Plan (the “Plan”), a restricted stock unit award (the “Award”) with respect to                  shares of the Company’s Common Stock, par value $0.01 per share (“Common Stock”), upon and subject to the restrictions, terms and conditions set forth in the Plan and this agreement (the “Agreement”). Capitalized terms not defined herein shall have the meanings specified in the Plan.

1. Award Subject to Acceptance of Agreement. The Award shall be null and void unless the Holder accepts this Agreement by executing it in the space provided below and returning such original execution copy to the Company (or electronically accepting this Agreement within the Holder’s stock plan account with the Company’s stock plan administrator according to the procedures then in effect).

2. Rights as a Stockholder. The Holder shall not be entitled to any privileges of ownership with respect to the shares of Common Stock subject to the Award unless and until, and only to the extent, such shares become vested pursuant to Section 3 hereof and the Holder becomes a stockholder of record with respect to such shares. As of each date on which the Company pays a cash dividend to record owners of shares of Common Stock (a “Dividend Date”), the number of shares subject to the Award shall increase by (a) the product of the total number of shares subject to the Award immediately prior to such Dividend Date multiplied by the dollar amount of the cash dividend paid per share of Common Stock by the Company on such Dividend Date, divided by (b) the Fair Market Value of a share of Common Stock on such Dividend Date. Any such additional shares shall be subject to the same vesting conditions and payment terms set forth herein as the shares to which they relate.

3. Restriction Period and Vesting.

3.1. Vesting Conditions.

(a) Service-Based Vesting Condition. Except as otherwise provided in Section 3,      percent (    %) of the original number of shares of Common Stock subject to the Award shall vest on each of             , 20    ;             , 20    ; and             , 20    , etc. (each, a “Vesting Date”), subject to the Holder not incurring a Termination through the applicable Vesting Date.

(b) Restriction Period. The period of time during which any of the shares of Common Stock subject to the Award shall be unvested shall be referred to herein as the “Restriction Period.”

3.2. Change in Control. Upon a Change in Control, the Award shall be subject to Section 5.8 of the Plan.

3.3. Termination. If the Holder’s Termination occurs prior to the end of the Restriction Period for any reason, then the portion of the Award that was not vested immediately prior to such Termination shall be immediately forfeited by the Holder and cancelled by the Company.

4. Settlement of Award and Issuance or Delivery of Shares. Following each Vesting Date, the portion of the Award that becomes vested, if any, as of such Vesting Date shall be settled in shares of Common Stock as soon as administratively practicable (but no later than thirty (30) days following) the applicable Vesting Date. Subject to Section 7, upon settlement, the Company shall direct that such shares of Common Stock be recorded by the Company’s transfer agent as held by the Holder in book entry form with any restrictions on such shares duly noted or, alternatively, the Company may deliver to the Holder certificate or certificates representing such shares. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such issuance or delivery, except as otherwise provided in Section 7.

5. Transfer Restrictions and Investment Representation.

5.1. Nontransferability of Award. The Award may not be transferred by the Holder other than by will, the laws of descent and distribution, pursuant to the designation of one or more beneficiaries on the form prescribed by the Company, to the Holder’s family members, a trust or entity established by the Holder for estate planning purposes or to a charitable organization designated by the Holder on the form prescribed by the Company. Except to the extent permitted by the foregoing sentence, the Award may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of the Award, the Award and all rights hereunder shall immediately become null and void.

5.2. Investment Representation. The Holder hereby represents and covenants that (a) any share of Common Stock acquired upon the vesting of the Award will be acquired for investment and not with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), unless such acquisition has been registered under the Securities Act and any applicable state securities laws; (b) any subsequent sale of any such shares shall be made either pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws and (c) if requested by the Company, the Holder shall submit a written statement, in a form satisfactory to the Company, to the effect that such representation (x) is true and correct as of the date of vesting of any shares of Common Stock hereunder or (y) is true and correct as of the date of any sale of any such share, as applicable. As a further condition precedent to the delivery to the Holder of any shares of Common Stock subject to the Award, the Holder shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance or delivery of the shares and, in connection therewith, shall execute any documents which the Board or the Committee shall in its sole discretion deem necessary or advisable.

6. Restrictive Covenants.

6.1. Confidential Information. The Company’s employment of the Holder has resulted and will result in the Holder’s exposure and access to confidential and proprietary information, including without limitation the Company’s processes, administration and accounting systems, computer software, customer lists, vendor lists, lists, files and other information regarding existing, past, proposed or perspective tenants or other business partners, due diligence and other acquisition and investment information, financial information, projections and analysis models, technology, business strategies, business track record and personal information about the Company’s owners, directors, officers and employees which the Holder did not have access to prior to his or her employment with the Company and which information is of great value to the Company, its owners, directors, officers and employees. The Holder shall not, other than on the Company’s behalf, at any time during the Holder’s employment with the Company and thereafter, make available, divulge, disclose or communicate in any manner whatsoever to anyone including, but not limited to, any person, firm, corporation, investor, member of the media or entity any such confidential or proprietary information, or use any such confidential or proprietary information for any purpose other than on the Company’s behalf, unless authorized to do so in writing by the General Counsel of the Company, required by law or court order, or such information has become publicly available other than by reason of a breach by the Holder of this Section 6.1 or of another individual’s or entity’s violation of an obligation not to disclose such information, which obligation is known to the Holder. Should the Holder be required by law or court order to disclose such confidential or proprietary information, the Holder shall give the General Counsel of the Company reasonable notice so as to allow the Company sufficient opportunity to challenge such application of the law or court order, or to otherwise attempt to limit the scope of such disclosure. This Agreement applies to all confidential and proprietary information of the Company, regardless of when such information is or was disclosed to the Holder.

6.2. Non-Solicitation. During the Holder’s employment with the Company and for a period of two (2) years thereafter, the Holder shall not, directly or indirectly, other than on the Company’s behalf:

(a) Induce or assist in the inducement of any employee or independent contractor to terminate or otherwise limit their relationship with the Company; or

(b) Solicit any tenant or potential tenant of the Company with respect to the Business. For purposes of this Section 6.2(b), (i) a tenant means any individual or entity with which the Company had a leasing, development, construction or similar relationship within the twenty-four (24) month period immediately preceding the Termination Date, and (ii) a potential tenant means any individual or entity which the Company solicited for such a relationship within the twelve (12) month period that immediately preceded the Termination Date.

6.3. Non-Disparagement. At no time shall the Holder, directly or indirectly, make (or cause to be made) to any person any disparaging, derogatory or other negative or false statement about or with respect to, or that otherwise reflects adversely upon, the Company (including its policies, practices, leasing arrangements, operations, employees, sales representatives, agents, officers, members, managers, partners or directors).

6.4. Patents, Copyrights, Trademarks and Other Property Rights. Any and all inventions, improvements, discoveries, formulas, technology, business strategies, management,

administration and accounting systems, processes and computer software relating to the Business (whether or not patentable) discovered, developed or learned by the Holder during his or her employment with the Company are the sole and absolute property of the Company and are “works made for hire” as that term is defined in the copyright laws of the United States. The Company is the sole and absolute owner of all patents, copyrights, trademarks and other property rights to those items and the Holder will fully assist the Company, at the Company’s cost and expense, to obtain the patents, copyrights, trademarks or other property rights to all such inventions, improvements, discoveries, formulas, technology, business strategies, management, administration and accounting systems, processes or computer software. The Holder has been notified by the Company and understands that the foregoing provisions of this Section 6.4 do not apply to an invention for which no equipment, supplies, facilities, confidential, proprietary or trade secret information of the Company was used and which was developed entirely on the Holder’s own time, unless the invention: (a) relates directly to the Business; (b) relates directly to the Company’s actual or demonstrably anticipated research and development or (c) results from any work performed by the Holder for the Company.

6.5. Scope of Covenants. The Holder hereby acknowledges and agrees that the covenants and the time, activity and other limitations set forth in this Section 6 (or the lack thereof, as the case may be) are commercially reasonable and are properly required to protect the Company and its Business. If any such time or activity limitation (or the lack thereof) is determined to be unreasonable or otherwise unenforceable by a court or other tribunal of competent jurisdiction, the parties agree to the reduction of such time or activity limitations (including the imposition of such a limitation if it is missing) to such an area, period, scope of activity or other limitation as said court or other tribunal shall deem reasonable and enforceable under the circumstances. Also, if the Company seeks partial enforcement of this Section 6 as to only a time, scope of activity or other limitation that is reasonable, then the Company shall be entitled to such reasonable partial enforcement. If such reduction or (if the Company seeks partial enforcement) such partial enforcement is not possible, or if a court or other tribunal of competent jurisdiction declines for any or no reason to grant such reduction or partial enforcement, as applicable, then the unenforceable provision or portion thereof shall be severed as provided in Section 7.11, without affecting the remaining provisions of this Agreement.

6.6. Tolling. The period of time in which the Holder is required to act, or refrain from acting, pursuant to this Section 6 shall be tolled (shall not run) for so long as the Holder is in breach of any of Holder’s obligations hereunder.

6.7. Business. For purposes of this Section 6, “Business” shall mean the business activities conducted by or planned to be undertaken by the Company while the Holder is a holder of any Common Stock acquired pursuant to this Award or while the Holder is employed by the Company, including without limitation any business involving the ownership, acquisition, development, investing in and leasing of skilled nursing or other healthcare facilities.

7. Additional Terms and Conditions of Award.

7.1. Withholding Taxes.

(a) As a condition precedent to the delivery of the Common Stock upon the vesting of the Award, the Holder shall, upon request by the Company, pay to the Company such amount as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the “Required

Tax Payments”) with respect to the Award. If the Holder shall fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to the Holder.

(b) The Holder may elect to satisfy his or her obligation to advance the Required Tax Payments by any of the following means: (i) a cash payment to the Company, (ii) delivery to the Company (either actual delivery or by attestation procedures established by the Company) of previously owned whole shares of Common Stock having an aggregate Fair Market Value, determined as of the date on which such withholding obligation arises (the “Tax Date”), equal to the Required Tax Payments, (iii) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered to the Holder having an aggregate Fair Market Value, determined as of the Tax Date, equal to the Required Tax Payments or (iv) any combination of (i), (ii) and (iii). Shares of Common Stock to be delivered or withheld may not have a Fair Market Value in excess of the minimum amount of the Required Tax Payments. Any fraction of a share of Common Stock which would be required to satisfy any such obligation shall be disregarded and the remaining amount due shall be paid in cash by the Holder. No certificate representing a share of Common Stock shall be delivered until the Required Tax Payments have been satisfied in full.

7.2. Adjustment. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a regular cash dividend, the number and class of securities subject to the Award shall be appropriately adjusted by the Committee. If any adjustment would result in a fractional security being subject to the Award, the Company shall pay the Holder in connection with the first vesting, in whole or in part, occurring after such adjustment, an amount in cash determined by multiplying (a) such fraction (rounded to the nearest hundredth) by (b) the Fair Market Value of such security on the vesting date as determined by the Committee. The decision of the Committee regarding any such adjustment and the Fair Market Value of any fractional security shall be final, binding and conclusive.

7.3. Compliance with Applicable Law. The Award is subject to the condition that if the listing, registration or qualification of the shares of Common Stock subject to the Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the delivery of shares hereunder, the shares of Common Stock subject to the Award shall not be delivered, in whole or in part, unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent, approval or other action.

7.4. Award Confers No Rights to Continued Employment or Service. In no event shall the granting of the Award or its acceptance by the Holder, or any provision of the Agreement or the Plan, give or be deemed to give the Holder any right to continued employment or service by the Company, any Subsidiary or any Affiliate of the Company, or affect in any manner the right of the Company, any Subsidiary or any Affiliate of the Company to terminate the employment or service of any person at any time.

7.5. Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Holder or by the Company forthwith to the Committee for review. The resolution of such a dispute by the Committee shall be final and binding on all parties.

7.6. Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Agreement shall be binding upon the Holder and his or her heirs, executors, administrators, successors and assigns.

7.7. Notices. All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to Aviv REIT, Inc., Attn: General Counsel, 303 West Madison Street, Suite 2400, Chicago, IL 60606, and if to the Holder, to the last known mailing address of the Holder contained in the records of the Company. All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by personal delivery, (b) by facsimile or electronic mail with confirmation of receipt, (c) by mailing through the United States mail or (d) by express courier service. The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile or electronic mail transmission or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication sent to the Company is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.

7.8. Governing Law. This Agreement, the Award and all determinations made and actions taken pursuant hereto and thereto, to the extent not governed by the laws of the United States, shall be governed by the laws of the State of Maryland and construed in accordance therewith without giving effect to principles of conflicts of laws.

7.9. Agreement Subject to the Plan. This Agreement is subject to the provisions of the Plan, including Section 5.8 relating to a Change in Control, and shall be interpreted in accordance therewith. The Holder hereby acknowledges receipt of a copy of the Plan.

7.10. Entire Agreement. This Agreement and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Holder with respect to the subject matter hereof, and may not be modified adversely to the Holder’s interest except by means of a writing signed by the Company and the Holder.

7.11. Partial Invalidity. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted.

7.12. Amendment and Waiver. The provisions of this Agreement may be amended or waived only by the written agreement of the Company and the Holder, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

7.13. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

7.14. Code Section 409A.

(a) This Agreement is intended to be excepted from the requirements of section 409A of the Code or to avoid accelerated taxation and/or the imposition of any additional tax or penalty under section 409A of the Code, as applicable, and shall be interpreted and construed consistent with that intent. Notwithstanding such intention, the Board may, at any time and in its sole discretion and without the Holder’s prior consent, amend this Agreement, adopt policies and procedures or take any other actions (including amendments, policies, procedures and actions with retroactive effect) as are necessary or appropriate to (i) exempt this Agreement from the application of section 409A of the Code, (ii) preserve the intended tax treatment of any such award or (iii) comply with the requirements of section 409A of the Code, including without limitation any such regulations guidance, compliance programs and other interpretive authority that may be issued after the date of grant.

(b) Holders (or their beneficiaries) shall be responsible for all taxes with respect to any awards under the Plan. The Board and the Company make no guarantees to any person regarding the tax treatment of awards or payments made under the Plan. Neither the Board nor the Company has any obligation to take any action to prevent the assessment of any additional tax or penalty on any Holder with respect to any award under section 409A of the Code or otherwise and none of the Company or any of its Affiliates, or any of their employees or representatives, shall have any liability to the Holder with respect thereto.

AVIV REIT, INC.

By:
Name:	Craig M. Bernfield
Title:	Chairman and Chief Executive Officer

Accepted this day of , 20

AVIV REIT, INC.

2013 LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

Aviv REIT, Inc., a Maryland corporation (the “Company”), hereby grants to                      (the “Holder”) as of             , 20     (the “Grant Date”), pursuant to the terms and conditions of the Aviv REIT, Inc. 2013 Long-Term Incentive Plan (the “Plan”), a restricted stock unit award (the “Award”) with respect to                  shares of the Company’s Common Stock, par value $0.01 per share (“Common Stock”), upon and subject to the restrictions, terms and conditions set forth in the Plan and this agreement (the “Agreement”). Capitalized terms not defined herein shall have the meanings specified in the Plan.

1. Award Subject to Acceptance of Agreement. The Award shall be null and void unless the Holder accepts this Agreement by executing it in the space provided below and returning such original execution copy to the Company (or electronically accepting this Agreement within the Holder’s stock plan account with the Company’s stock plan administrator according to the procedures then in effect).

2. Rights as a Stockholder. The Holder shall not be entitled to any privileges of ownership with respect to the shares of Common Stock subject to the Award unless and until, and only to the extent, such shares become vested pursuant to Section 3 hereof and the Holder becomes a stockholder of record with respect to such shares. As of each date on which the Company pays a cash dividend to record owners of shares of Common Stock (a “Dividend Date”), the number of shares subject to the Award shall increase by (a) the product of the total number of shares subject to the Award immediately prior to such Dividend Date multiplied by the dollar amount of the cash dividend paid per share of Common Stock by the Company on such Dividend Date, divided by (b) the Fair Market Value of a share of Common Stock on such Dividend Date. Any such additional shares shall be subject to the same vesting conditions and payment terms set forth herein as the shares to which they relate.

3. Restriction Period and Vesting.

3.1. Vesting Conditions.

(a) Performance Periods. Except as otherwise provided in Section 3:

(i)	of the original number of shares of Common Stock subject to the Award shall vest based on the TSR of the Common Stock and the performance, from the Grant Date through December 31, 20 , of the companies comprising the NAREIT Equity Index, subject to the Holder not experiencing a Termination through December 31, 20 ;

(ii)	of the original number of shares of Common Stock subject to the Award shall vest based on the TSR of the Common Stock and the performance, from the Grant Date through December 31,

2013, of the companies comprising the Bloomberg Healthcare REIT Index that are included in such index on the Grant Date through December 31, 20 , subject to the Holder not experiencing a Termination through December 31, 20 ;

(iii)	of the original number of shares of Common Stock subject to the Award shall vest based on the TSR of the Common Stock and the performance, from the Grant Date through December 31, 20 , of the companies comprising the NAREIT Equity Index, subject to the Holder not experiencing a Termination through December 31, 20 ;

(iv)	of the original number of shares of Common Stock subject to the Award shall vest based on the TSR of the Common Stock and the performance, from the Grant Date through December 31, 2013, of the companies comprising the Bloomberg Healthcare REIT Index that are included in such index on the Grant Date through December 31, 20 , subject to the Holder not experiencing a Termination through December 31, 20 ;

(v)	of the original number of shares of Common Stock subject to the Award shall vest based on the TSR of the Common Stock and the performance, from the Grant Date through December 31, 20 , of the companies comprising the NAREIT Equity Index, subject to the Holder not experiencing a Termination through December 31, 20 ; and

(vi)	of the original number of shares of Common Stock subject to the Award shall vest based on the TSR of the Common Stock and the performance, from the Grant Date through December 31, 20 , of the companies comprising the Bloomberg Healthcare REIT Index that are included in such index on the Grant Date through December 31, 20 , subject to the Holder not experiencing a Termination through December 31, 20 .

(b) TSR and Comparator Groups. For purposes of Section 3, “TSR” shall be determined by dividing (i) the sum of (A) the difference between the Fair Market Value of the Common Stock on the Grant Date and, as applicable, December 31 of 20    , 20     or 20     (each a “Performance End Date”), and (B) dividends with an ex-dividend date on or after the Grant Date and prior to or on the applicable Performance End Date, by (ii) the Fair Market Value of the Common Stock on the Grant Date. Vesting will be based on percentile ranking as compared to the comparison group during the period from the Grant Date through the applicable Performance End Date (each, a “Performance Period”), with 200% of the target award vesting for achieving the 75th percentile or above, 150% of the target award vesting for achieving the 63rd percentile or above, 100% of the target award vesting for achieving the 50th percentile or above and 50% of the target award vesting for achieving the 30th percentile or above. The Award shall be interpolated between the foregoing percentiles; provided, however, that no portion of the Award shall vest as a result of a percentile ranking of the TSR versus the applicable comparator group described above being below the 30th percentile and; provided, further, that, if TSR is less than zero for any Performance Period, then the maximum payout as a percentage of Target, notwithstanding the foregoing, shall be 100% for such Performance Period. For the avoidance of doubt, “Target” for purposes of Section 3 shall mean one-third (1/3) of the original number of shares of Common Stock subject to the Award for each Performance Period. Attainment of the performance measures shall be determined and certified by the Committee as soon as administratively practicable (but no later than sixty (60) calendar days) following the applicable Performance End Date and prior to the settlement of the Award pursuant to Section 4 hereof.

(c) Restriction Period. The period of time during which any of the shares of Common Stock subject to the Award shall be unvested shall be referred to herein as the “Restriction Period.”

3.2. Change in Control. Upon a Change in Control, the Award shall be subject to Section 5.8 of the Plan.

3.3. Termination. If the Holder’s Termination occurs prior to the end of the Restriction Period for any reason, then the portion of the Award that was not vested immediately prior to such Termination shall be immediately forfeited by the Holder and cancelled by the Company.

4. Settlement of Award and Issuance or Delivery of Shares. With respect to each Performance Period, the portion of the Award subject to such Performance Period shall be settled in shares of Common Stock no later than March 15th of the calendar year immediately following the calendar year that includes the Performance End Date. Subject to Section 7, upon settlement, the Company shall direct that such shares of Common Stock be recorded by the Company’s transfer agent as held by the Holder in book entry form with any restrictions on such shares duly noted or, alternatively, the Company may deliver to the Holder certificate or certificates representing such shares. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such issuance or delivery, except as otherwise provided in Section 7.

5. Transfer Restrictions and Investment Representation.

5.1. Nontransferability of Award. The Award may not be transferred by the Holder other than by will, the laws of descent and distribution, pursuant to the designation of one or more beneficiaries on the form prescribed by the Company, to the Holder’s family members, a trust or entity established by the Holder for estate planning purposes or to a charitable organization designated by the Holder on the form prescribed by the Company. Except to the extent permitted by the foregoing sentence, the Award may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of the Award, the Award and all rights hereunder shall immediately become null and void.

5.2. Investment Representation. The Holder hereby represents and covenants that (a) any share of Common Stock acquired upon the vesting of the Award will be acquired for investment and not with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), unless such acquisition has been registered under the Securities Act and any applicable state securities laws; (b) any subsequent sale of any such shares shall be made either pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws and (c) if requested by the Company, the Holder shall submit a written statement, in a form satisfactory to the Company, to the effect that such representation (x) is true and correct as of the date of vesting of any shares of Common Stock hereunder or (y) is true and correct as of the date of any sale of any such share, as applicable. As a further condition precedent to the delivery to the Holder of any shares of Common Stock subject to the Award, the Holder shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance or delivery of the shares and, in connection therewith, shall execute any documents which the Board or the Committee shall in its sole discretion deem necessary or advisable.

6. Restrictive Covenants.

6.1. Confidential Information. The Company’s employment of the Holder has resulted and will result in the Holder’s exposure and access to confidential and proprietary information, including without limitation the Company’s processes, administration and accounting systems, computer software, customer lists, vendor lists, lists, files and other information regarding existing, past, proposed or perspective tenants or other business partners, due diligence and other acquisition and investment information, financial information, projections and analysis models, technology, business strategies, business track record and personal information about the Company’s owners, directors, officers and employees which the Holder did not have access to prior to his or her employment with the Company and which information is of great value to the Company, its owners, directors, officers and employees. The Holder shall not, other than on the Company’s behalf, at any time during the Holder’s employment with the Company and thereafter, make available, divulge, disclose or communicate in any manner whatsoever to anyone including, but not limited to, any person, firm, corporation, investor, member of the media or entity any such confidential or proprietary information, or use any such confidential or proprietary information for any purpose other than on the Company’s behalf, unless authorized to do so in writing by the General Counsel of the Company, required by law or court order, or such information has become publicly available other than by reason of a breach by the Holder of this Section 6.1 or of another individual’s or entity’s violation of an obligation not to disclose such information, which obligation is known to the Holder. Should the Holder be required by law or court order to disclose such confidential or proprietary information, the Holder shall give the General Counsel of the Company reasonable notice so as to allow the Company sufficient opportunity to challenge such application of the law or court order, or to otherwise attempt to limit the scope of such disclosure. This Agreement applies to all confidential and proprietary information of the Company, regardless of when such information is or was disclosed to the Holder.

6.2. Non-Solicitation. During the Holder’s employment with the Company and for a period of two (2) years thereafter, the Holder shall not, directly or indirectly, other than on the Company’s behalf:

(a) Induce or assist in the inducement of any employee or independent contractor to terminate or otherwise limit their relationship with the Company; or

(b) Solicit any tenant or potential tenant of the Company with respect to the Business. For purposes of this Section 6.2(b), (i) a tenant means any individual or entity with which the Company had a leasing, development, construction or similar relationship within the twenty-four (24) month period immediately preceding the Termination Date, and (ii) a potential tenant means any individual or entity which the Company solicited for such a relationship within the twelve (12) month period that immediately preceded the Termination Date.

6.3. Non-Disparagement. At no time shall the Holder, directly or indirectly, make (or cause to be made) to any person any disparaging, derogatory or other negative or false statement about or with respect to, or that otherwise reflects adversely upon, the Company (including its policies, practices, leasing arrangements, operations, employees, sales representatives, agents, officers, members, managers, partners or directors).

6.4. Patents, Copyrights, Trademarks and Other Property Rights. Any and all inventions, improvements, discoveries, formulas, technology, business strategies, management, administration and accounting systems, processes and computer software relating to the Business (whether or not patentable) discovered, developed or learned by the Holder during his or her employment with the Company are the sole and absolute property of the Company and are “works made for hire” as that term is defined in the copyright laws of the United States. The Company is the sole and absolute owner of all patents, copyrights, trademarks and other property rights to those items and the Holder will fully assist the Company, at the Company’s cost and expense, to obtain the patents, copyrights, trademarks or other property rights to all such inventions, improvements, discoveries, formulas, technology, business strategies, management, administration and accounting systems, processes or computer software. The Holder has been notified by the Company and understands that the foregoing provisions of this Section 6.4 do not apply to an invention for which no equipment, supplies, facilities, confidential, proprietary or trade secret information of the Company was used and which was developed entirely on the Holder’s own time, unless the invention: (a) relates directly to the Business; (b) relates directly to the Company’s actual or demonstrably anticipated research and development or (c) results from any work performed by the Holder for the Company.

6.5. Scope of Covenants. The Holder hereby acknowledges and agrees that the covenants and the time, activity and other limitations set forth in this Section 6 (or the lack thereof, as the case may be) are commercially reasonable and are properly required to protect the Company and its Business. If any such time or activity limitation (or the lack thereof) is determined to be unreasonable or otherwise unenforceable by a court or other tribunal of competent jurisdiction, the parties agree to the reduction of such time or activity limitations (including the imposition of such a limitation if it is missing) to such an area, period, scope of activity or other limitation as said court or other tribunal shall deem reasonable and enforceable under the circumstances. Also, if the Company seeks partial enforcement of this Section 6 as to only a time, scope of activity or other limitation that is reasonable, then the Company shall be entitled to such reasonable partial enforcement. If such reduction or (if the Company seeks partial enforcement) such partial enforcement is not possible, or if a court or other tribunal of competent jurisdiction declines for any or no reason to grant such reduction or partial enforcement, as applicable, then the unenforceable provision or portion thereof shall be severed as provided in Section 7.11, without affecting the remaining provisions of this Agreement.

6.6. Tolling. The period of time in which the Holder is required to act, or refrain from acting, pursuant to this Section 6 shall be tolled (shall not run) for so long as the Holder is in breach of any of Holder’s obligations hereunder.

6.7. Business. For purposes of this Section 6, “Business” shall mean the business activities conducted by or planned to be undertaken by the Company while the Holder is a holder of any Common Stock acquired pursuant to this Award or while the Holder is employed by the Company, including without limitation any business involving the ownership, acquisition, development, investing in and leasing of skilled nursing or other healthcare facilities.

7. Additional Terms and Conditions of Award.

7.1. Withholding Taxes.

(a) As a condition precedent to the delivery of the Common Stock upon the vesting of the Award, the Holder shall, upon request by the Company, pay to the Company such amount as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the “Required Tax Payments”) with respect to the Award. If the Holder shall fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to the Holder.

(b) The Holder may elect to satisfy his or her obligation to advance the Required Tax Payments by any of the following means: (i) a cash payment to the Company, (ii) delivery to the Company (either actual delivery or by attestation procedures established by the Company) of previously owned whole shares of Common Stock having an aggregate Fair Market Value, determined as of the date on which such withholding obligation arises (the “Tax Date”), equal to the Required Tax Payments, (iii) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered to the Holder having an aggregate Fair Market Value, determined as of the Tax Date, equal to the Required Tax Payments or (iv) any combination of (i), (ii) and (iii). Shares of Common Stock to be delivered or withheld may not have a Fair Market Value in excess of the minimum amount of the Required Tax Payments. Any fraction of a share of Common Stock which would be required to satisfy any such obligation shall be disregarded and the remaining amount due shall be paid in cash by the Holder. No certificate representing a share of Common Stock shall be delivered until the Required Tax Payments have been satisfied in full.

7.2. Adjustment. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a regular cash dividend, the number and class of securities subject to the Award shall be appropriately adjusted by the Committee. If any adjustment would result in a fractional security being subject to the Award, the Company shall pay the Holder in connection with the first vesting, in whole or in part, occurring after such adjustment, an amount in cash determined by multiplying (a) such fraction (rounded to the nearest hundredth) by (b) the Fair Market Value of such security on the vesting date as determined by the Committee. The decision of the Committee regarding any such adjustment and the Fair Market Value of any fractional security shall be final, binding and conclusive.

7.3. Compliance with Applicable Law. The Award is subject to the condition that if the listing, registration or qualification of the shares of Common Stock subject to the Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the delivery of shares hereunder, the shares of Common Stock subject to the Award shall not be delivered, in whole or in part, unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent, approval or other action.

7.4. Award Confers No Rights to Continued Employment or Service. In no event shall the granting of the Award or its acceptance by the Holder, or any provision of the Agreement or the Plan, give or be deemed to give the Holder any right to continued employment or service by the Company, any Subsidiary or any Affiliate of the Company, or affect in any manner the right of the Company, any Subsidiary or any Affiliate of the Company to terminate the employment or service of any person at any time.

7.5. Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Holder or by the Company forthwith to the Committee for review. The resolution of such a dispute by the Committee shall be final and binding on all parties.

7.6. Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Agreement shall be binding upon the Holder and his or her heirs, executors, administrators, successors and assigns.

7.7. Notices. All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to Aviv REIT, Inc., Attn: General Counsel, 303 West Madison Street, Suite 2400, Chicago, IL 60606, and if to the Holder, to the last known mailing address of the Holder contained in the records of the Company. All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by personal delivery, (b) by facsimile or electronic mail with confirmation of receipt, (c) by mailing through the United States mail or (d) by express courier service. The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile or electronic mail transmission or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication sent to the Company is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.

7.8. Governing Law. This Agreement, the Award and all determinations made and actions taken pursuant hereto and thereto, to the extent not governed by the laws of the United States, shall be governed by the laws of the State of Maryland and construed in accordance therewith without giving effect to principles of conflicts of laws.

7.9. Agreement Subject to the Plan. This Agreement is subject to the provisions of the Plan, including Section 5.8 relating to a Change in Control, and shall be interpreted in accordance therewith. The Holder hereby acknowledges receipt of a copy of the Plan.

7.10. Entire Agreement. This Agreement and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Holder with respect to the subject matter hereof, and may not be modified adversely to the Holder’s interest except by means of a writing signed by the Company and the Holder.

7.11. Partial Invalidity. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted.

7.12. Amendment and Waiver. The provisions of this Agreement may be amended or waived only by the written agreement of the Company and the Holder, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

7.13. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

7.14. Code Section 409A.

(a) This Agreement is intended to be excepted from the requirements of section 409A of the Code or to avoid accelerated taxation and/or the imposition of any additional tax or penalty under section 409A of the Code, as applicable, and shall be interpreted and construed consistent with that intent. Notwithstanding such intention, the Board may, at any time and in its sole discretion and without the Holder’s prior consent, amend this Agreement, adopt policies and procedures or take any other actions (including amendments, policies, procedures and actions with retroactive effect) as are necessary or appropriate to (i) exempt this Agreement from the application of section 409A of the Code, (ii) preserve the intended tax treatment of any such award or (iii) comply with the requirements of section 409A of the Code, including without limitation any such regulations guidance, compliance programs and other interpretive authority that may be issued after the date of grant.

(b) Holders (or their beneficiaries) shall be responsible for all taxes with respect to any awards under the Plan. The Board and the Company make no guarantees to any person regarding the tax treatment of awards or payments made under the Plan. Neither the Board nor the Company has any obligation to take any action to prevent the assessment of any additional tax or penalty on any Holder with respect to any award under section 409A of the Code or otherwise and none of the Company or any of its Affiliates, or any of their employees or representatives, shall have any liability to the Holder with respect thereto.

AVIV REIT, INC.

By:
Name:	Craig M. Bernfield
Title:	Chairman and Chief Executive Officer

Accepted this day of , 20

Exhibit 10.1

Appendix IV

Summary of Total Direct Compensation

Appendix IV

Aviv REIT

Compensation Summary

All awards and incentive opportunities are illustrative and subject to the terms of the plans governing the awards. Figures provided herein do not represent a guarantee of payment.

Name	Mark Wetzel
Title	Chief Financial Officer

Salary	$345,000

Annual Incentive
Opportunity	Target % (as of base salary)	Threshold $	Target $	High $
	60%	$103,500	$207,000	$414,000

Measures	Corporate	MBOs
Weightings	100%	0%
AFFO	75%
Strategic/Operational	25%

Long-Term Incentive
Target Opportunity	$750,000

Vehicle	PVRSUs (1)	TVRSUs (1)
Weighting	75%	25%

Range of Potential LTI Value	Threshold	Target	High
	$468,750	$750,000	$1,312,500

Total Direct Compensation:	Threshold	Target	High
	$917,250	$1,302,000	$2,071,500

(1)	PVRSU: Performance vested restricted stock unit
(1)	TVRSU: Time vested restricted stock unit